Exhibit 10.1

Execution Version

$1,200,000,000

SIXTH AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of May 21, 2013,

among

REGENCY GAS SERVICES LP,

as Borrower,

REGENCY ENERGY PARTNERS LP

and

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent and Swingline Lender,

WELLS FARGO BANK, N.A.,

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A.

and

THE ROYAL BANK OF SCOTLAND PLC,

as Issuing Banks,

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC

and

RBS SECURITIES INC.,

as Joint Lead Arrangers,

and

WELLS FARGO SECURITIES, LLC,

as Sole Bookrunner

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002-6760

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Section		Page

SECTION 10.16	AMENDMENT AND RESTATEMENT	142

ANNEX

Annex I	Revolving Commitments and Pro Rata Percentages

SCHEDULES

Schedule 1.01(b)	Subsidiary Guarantors
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.07(a)	Subsidiaries
Schedule 3.07(c)	Organizational Chart
Schedule 3.18	Environmental Matters
Schedule 3.19	Insurance
Schedule 5.13	Unrestricted Subsidiaries
Schedule 5.15	New Mortgaged Property
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(a)(ii)	Existing Investments

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of LC Request
Exhibit G	Form of Mortgage
Exhibit H-1	Form of Revolving Note
Exhibit H-2	Form of Swingline Note
Exhibit I	Form of Intercompany Note
Exhibit J-l	Form of U.S. Tax Certificate for Foreign Lenders That Are Not Partnerships
Exhibit J-2	Form of U.S. Tax Certificate for Foreign Participants That Are Not Partnerships
Exhibit J-3	Form of U.S. Tax Certificate for Foreign Participants That Are Partnerships
Exhibit J-4	Form of U.S. Tax Certificate for Foreign Lenders That Are Partnerships

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SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

This SIXTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 21, 2013, among REGENCY GAS SERVICES LP, a Delaware limited partnership (including any successor-in-interest, “Borrower”), REGENCY ENERGY PARTNERS LP, a Delaware limited partnership (including any successor-in-interest, “Regency MLP”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined where used having the meaning given to it in Section 1.01), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), WELLS FARGO SECURITIES, LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J.P. MORGAN SECURITIES LLC and RBS SECURITIES INC., as joint lead arrangers, (collectively, in such capacity, the “Arrangers”), WELLS FARGO SECURITIES, LLC, as sole book runner, WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo Bank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and WELLS FARGO BANK, BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A. and THE ROYAL BANK OF SCOTLAND PLC, as issuing banks.

WITNESSETH:

WHEREAS, Borrower, the lending institutions from time to time party thereto as lenders, UBS AG, Stamford Branch, as administrative agent and collateral agent, UBS Securities LLC, as arranger and bookmanager, UBS Loan Finance LLC, as swingline lender and certain other agents entered into that certain credit agreement dated as of December 1, 2004 (the “Original Credit Agreement”), pursuant to which the lenders party thereto made certain loans and other extensions of credit to Borrower;

WHEREAS, Borrower, the lenders party thereto from time to time, UBS AG, Stamford Branch, as administrative agent and collateral agent, UBS Securities LLC, as arranger and bookmanager, UBS Loan Finance LLC, as swingline lender and certain other agents entered into (i) the first amendment and restatement of the Original Credit Agreement on July 26, 2005, (ii) the second amendment and restatement thereof on November 30, 2005 and (iii) the third amendment and restatement thereof on February 3, 2006;

WHEREAS, Borrower, the lenders party thereto, Wachovia Bank, National Association, as administrative agent and collateral agent, UBS Securities LLC and Wachovia Capital Markets, as joint lead arrangers and joint bookmanagers for the term loan facility, Wachovia Capital Markets, LLC, Citigroup Global Markets Inc. and UBS Securities LLC, as joint lead arrangers and joint bookmanagers for the revolving loan facility, UBS Securities LLC, as syndication agent and Citigroup Global Markets Inc., as co-syndication agent, entered into the fourth amendment and restatement of the Original Credit Agreement on August 15, 2006;

WHEREAS, the Borrower, Regency MLP, the lenders party thereto, Wachovia Bank, National Association, as administrative agent and collateral agent, Wells Fargo Securities, LLC, Banc of America Securities LLC and RBS Securities Inc., as joint lead arrangers and joint book managers, for the tranche 2 revolving loans, Bank of America, N.A., and the Royal Bank of Scotland PLC, as co-syndication agents for the tranche 2 revolving loans, entered into the fifth amendment and restatement of the Original Credit Agreement on March 4, 2010 (the “Fifth Amended and Restated Credit Agreement”);

WHEREAS, each of Caterpillar Financial Services Corporation, Raymond James Bank FSB and U.S. Bank National Association (each an “Exiting Lender” and collectively, the “Exiting Lenders”) has informed the Borrower and the Administrative Agent that it wishes to sell and assign all of its outstanding loans under the Fifth Amended and Restated Credit Agreement owing to it and its other rights and obligations under the Fifth Amended and Restated Credit Agreement and the other Loan Documents (as defined in the Fifth Amended and Restated Credit Agreement) to one or more of the Lenders (the “Assignment”) such that, after giving effect thereto, each Exiting Lender shall not constitute a Lender;

WHEREAS, each of the Lenders has informed the Borrower and the Administrative Agent that it intends to purchase a portion of the Exiting Lenders’ outstanding Loans under and as defined in the Fifth Amended and Restated Credit Agreement and other rights and obligations under the Fifth Amended and Restated Credit Agreement and the other Loan Documents (as defined in the Fifth Amended and Restated Credit Agreement), such that, after giving effect thereto, each Lender will hold outstanding Loans in an aggregate outstanding principal amount equal to the amount set forth opposite the name of such Lender on Annex I attached hereto;

WHEREAS, the Borrower has requested that, after giving effect to the Assignment, the Borrower, the Lenders (which, for the avoidance of doubt, shall not include any of the Exiting Lenders) and the Administrative Agent shall amend and restate the Fifth Amended and Restated Credit Agreement and provide certain loans and extensions of credit on behalf of the Borrower;

WHEREAS, the proceeds of the Loans will be used by Borrower and its Restricted Subsidiaries for working capital and general corporate purposes (including to effect Permitted Acquisitions). Letters of Credit have been and will be used by Borrower and its Restricted Subsidiaries for general corporate purposes; and

WHEREAS, the parties hereto intend that (a) the loans under the Fifth Amended and Restated Credit Agreement outstanding as of the Effective Date shall continue to exist and shall be Loans under and as defined in this Agreement on the terms set forth herein and (b) the Collateral (as such term is defined in the Fifth Amended and Restated Credit Agreement) in existence on the Effective Date and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Secured Obligations of Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

NOW, THEREFORE, the parties hereto hereby agree that the Fifth Amended and Restated Credit Agreement is amended and restated as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition” shall mean the direct or indirect purchase or acquisition, whether in one or more related transactions, by Borrower or any of its Restricted Subsidiaries of any person or group of persons (or any Equity Interest in any person or group of persons) or any related group of assets, liabilities or securities of any person or group of persons.

“Act” shall have the meaning assigned to such term in Section 10.13.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly or indirectly owns more than 15% of any class of Equity Interests of the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall mean this Sixth Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for a borrowing with a one-month Interest Period plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the (i) Federal Funds Effective Rate or (ii) the Adjusted LIBOR Rate, in each case, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to (x) clause (b) of the preceding sentence in the case of clause (i) in this sentence and (y) clause (c) of the preceding sentence in the case of clause (ii) in this sentence, in each case, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21(a).

“Applicable Fee” shall mean:

Level	Total Leverage Ratio	Applicable Fee
Level I	> 4.75:1.0	0.450%
Level II	≤ 4.75:1.0 but > 4.25:1.0	0.375%
Level III	≤ 4.25:1.0 but > 3.75:1.0	0.325%
Level IV	≤ 3.75:1.0 but > 3.25:1.0	0.300%
Level V	≤ 3.25:1.0	0.300%

Each change in the Applicable Fee resulting from a change in the Total Leverage Ratio shall be effective as the case may be on and after the date of receipt by the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, indicating such change until the date immediately preceding the next date of receipt of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, the Total Leverage Ratio shall be deemed to be in Level III for Revolving Loans from the Effective Date to the date of receipt by the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c) for the fiscal quarter ending June 30, 2013 and Level I for Revolving Loans (i) at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, and (ii) at any time during the existence of an Event of Default.

Upon achievement of Investment Grade Rating (as defined below) by Borrower, the Applicable Fee shall mean:

Level	Rating (S&P/Moody’s/Fitch)	Applicable Fee
Level I	< BB+/Ba1/BB+	0.375%
Level II	BB+/Ba1/BB+	0.300%
Level III	BBB-/Baa3/BBB-	0.250%
Level IV	BBB/Baa2/BBB	0.200%
Level V	> BBB+/Baa1/BBB+	0.175%

For purposes of the foregoing, (a) if only one Rating is determined, the Level corresponding to that Rating shall apply; (b) if there are only two Ratings, then (i) if there is a one Level difference between the two Ratings, then the Level corresponding to the higher Rating shall be used, and (ii) if there is a greater than one Level difference between the Ratings, then the Level that is one Level below the higher Rating will be used; (c) if there are three Ratings, then (i) if all three are at different Levels, the middle Level shall apply and (ii) if two Ratings correspond to the same Level and the third is different, the Level corresponding to the two same Levels shall apply; (d) if the Ratings established or deemed to have been established by the Rating Agencies shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency and (e) if no Rating is determined, Level I shall apply. Changes in the Applicable Fee will occur automatically without prior notice as changes in the applicable Ratings occur, and each change in the Applicable Fee shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Applicable Margin” shall mean:

	Total Leverage Ratio	Revolving Loans
Level		Eurodollar	ABR
Level I	> 4.75:1.0	2.500%	1.500%
Level II	≤ 4.75:1.0 but > 4.25:1.0	2.250%	1.250%
Level III	≤ 4.25:1.0 but > 3.75:1.0	2.000%	1.000%
Level IV	≤ 3.75:1.0 but > 3.25:1.0	1.750%	0.750%
Level V	≤ 3.25:1.0	1.625%	0.625%

Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective as the case may be on and after the date of receipt by the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, indicating such change until the date immediately preceding the next date of receipt of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, the Total Leverage Ratio shall be deemed to be in Level III for Revolving Loans from the Effective Date to the date of receipt by the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c) for the fiscal quarter ending June 30, 2013 and Level I for Revolving Loans (i) at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, and (ii) at any time during the existence of an Event of Default.

Upon achievement of Investment Grade Rating (as defined below) by Borrower, the Applicable Margin shall mean:

	Rating (S&P/Moody’s/Fitch)	Revolving Loans
Level		Eurodollar	ABR
Level I	< BB+/Ba1/BB+	2.000%	1.000%
Level II	BB+/Ba1/BB+	1.750%	0.750%
Level III	BBB-/Baa3/BBB-	1.500%	0.500%
Level IV	BBB/Baa2/BBB	1.250%	0.250%
Level V	> BBB+/Baa1/BBB+	1.125%	0.125%

For purposes of the foregoing, (a) if only one Rating is determined, the Level corresponding to that Rating shall apply; (b) if there are only two Ratings, then (i) if there is a one Level difference between the two Ratings, then the Level corresponding to the higher Rating shall be used, and (ii) if there is a greater than one Level difference between the Ratings, then the Level that is one Level below the higher Rating will be used; (c) if there are three Ratings, then (i) if all three are at different Levels, the middle Level shall apply and (ii) if two Ratings correspond to the same Level and the third is different, the Level corresponding to the two same Levels shall apply; (d) if the Ratings established or deemed to have been established by the Rating Agencies shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency and (e) if no Rating is determined, Level I shall apply. Changes in the Applicable Margin will occur automatically without prior notice as changes in the applicable Ratings occur, and each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangement Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of Cash Equivalents, in each case, in the ordinary course of business, by Borrower or any of its Restricted Subsidiaries and (b) any issuance or sale of any Equity Interests of any Restricted Subsidiary of Borrower or of any Joint Venture, in each case, to any person other than (i) Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Restricted Subsidiary.

“Assignment” shall have the meaning assigned to such term in the recitals hereto.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.17(c)(ii).

“Available Cash” shall mean the amount allowed to be distributed pursuant to the Regency MLP Agreement.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time. Each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers (or equivalent) of such person, (iii) in the case of any partnership, the board of directors (or equivalent) of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean a borrowing consisting of (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Building” shall have the meaning assigned in the applicable Flood Insurance Regulation.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean for any period, without duplication, the increase during that period in the gross property, plant or equipment account in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, whether or not such increase is financed by the incurrence of Indebtedness.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Agents, Issuing Banks or Swingline Lender (as applicable) and the Lenders, as collateral for the LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Agent(s), Issuing Bank(s) or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agents and (b) each applicable Issuing Bank or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management services.

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” shall mean any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of its Restricted Subsidiaries or any loss of title relating to the foregoing. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property or Pipeline of Borrower or its Restricted Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property or Pipeline of any Borrower or its Restricted Subsidiaries or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall be deemed to have occurred if (a) Regency MLP at any time ceases to own, directly or indirectly, 100% of the Equity Interests of Borrower; (b) (i) the Permitted Holders cease to own, or to have the power to vote or direct the voting of, Voting Stock of the Ultimate General Partner representing a majority of the voting power of the total outstanding Voting Stock of the Ultimate General Partner or (ii) the Permitted Holders cease to own Equity Interests representing a majority of the total economic interests of the Equity Interests of the Ultimate General Partner; or (c) the Ultimate General Partner shall cease to exercise Control over Regency MLP.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement, including an agreement relating to a sale of Voting Stock or Equity Interests of the Ultimate General Partner, until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender, except to the extent that such change was considered a Change in Law with respect to such Lender’s assignor immediately prior to such Lender becoming a Lender), of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Closing Date Entities” shall mean those Unrestricted Subsidiaries listed on Schedule 5.13 and the Closing Date Joint Ventures.

“Closing Date Joint Ventures” shall mean the ELG Joint Venture, the Lone Star Joint Venture, the MEP Joint Venture, the Ranch Joint Venture and the RIGS Joint Venture.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document. Except to the extent expressly provided herein to the contrary, the Loan Parties shall not be required to grant a Lien on Excluded Properties or perfect a Lien pursuant to the Excluded Perfections.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrower or any of its Restricted Subsidiaries in the ordinary course of their businesses.

“Commercial Operation Date” shall mean the date on which a Material Project achieves commercial operation.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Companies” shall mean Borrower and its Subsidiaries and Regency MLP; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary of the Borrower only if a corresponding amount would be permitted at the date of determination to be distributed to the Borrower by such Restricted Subsidiary without prior approval to the extent required (that has not been obtained) pursuant to the terms of its Organizational Documents and all agreements, instruments and Laws applicable to such Restricted Subsidiary or its equityholders):

(a) Consolidated Interest Expense for such period,

(b) Consolidated Amortization Expense for such period,

(c) Consolidated Depreciation Expense for such period,

(d) Consolidated Tax Expense for such period,

(e) costs and expenses directly incurred in connection with (i) any Permitted Acquisition as reasonably agreed to by the Administrative Agent and (ii) the Southern Union Acquisition,

(f) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

(g) the aggregate amount, without duplication, of payments pursuant to Section 6.08(a)(ii) for such period, and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

Prior to the Commercial Operation Date (but including the fiscal quarter in which such Commercial Operation Date occurs), Consolidated EBITDA may include, at Borrower’s option, a material project adjustment consisting of a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on projected revenues from customer contracts, projected revenues that are determined by the Administrative Agent, in its discretion, to otherwise be highly probable, the creditworthiness and applicable projected production of the prospective customers, capital and other costs, operating and administrative expenses, scheduled Commercial Operation Date, commodity price assumptions and other factors deemed appropriate by Administrative Agent); provided that such adjustment to Consolidated EBITDA occurs for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial

Operation Date to the extent such actual Consolidated EBITDA attributable to such Material Project was included in the calculation of Consolidated EBITDA for such fiscal quarter); provided further that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%.

Beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount equal to the projected Consolidated EBITDA attributable to such Material Project for the balance of the four full fiscal quarter period following such Commercial Operation Date, may, at Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.

With respect to any Material Project of a Material Project JV or any wholly-owned subsidiary of a Material Project JV, the foregoing amounts shall be adjusted to reflect (a) the projected proportionate distributions to the applicable Loan Party in such Material Project JV or wholly-owned subsidiary of a Material Project JV and (b) any contractual or organizational restrictions or other limitations on such Material Project JV’s ability, or on any wholly-owned subsidiary of a Material Project JV’s ability, to pay distributions to the applicable Loan Party.

Notwithstanding the foregoing, (a) no such additions to Consolidated EBITDA for a Material Project shall be allowed with respect to any Material Project unless: (i) at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the beginning of the first fiscal quarter in which such Material Project Consolidated EBITDA is to be included (the “Initial Quarter”), Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA attributable to such Material Project, and (ii) prior to the last day of the Initial Quarter, the Administrative Agent shall have approved such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and (b) the aggregate amount of all Material Project Consolidated EBITDA adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA for such period.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transactions, any Permitted Acquisition and Asset Sale consummated at any time on or after the first day of the Test Period thereof as if the Transactions and each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the first day of such period.

Based on adjustments for certain acquisition related costs, non-cash charges and projected near term performance of the assets of Regency Western and its Subsidiaries, Consolidated EBITDA attributable to Regency Western and its Subsidiaries shall be deemed to be $26.65 million for each of the fiscal quarters ended September 30, 2012, December 31, 2012,

March 31, 2013, and June 30, 2013; provided, that, for the fiscal quarter ended June 30, 2013, such deemed amount will be reduced by the actual Consolidated EBITDA attributable to Regency Western and its Subsidiaries for such fiscal quarter as reported in the Borrower’s consolidated financial statements delivered pursuant to Section 5.01.

“Consolidated Funded Indebtedness” shall mean, with respect to the Borrower and its Restricted Subsidiaries, on a consolidated basis in accordance with GAAP, without duplication, (i) all Indebtedness of such persons of the types referred to in clauses (a), (b), (c), (d), and (f), of the definition of “Indebtedness” herein, (ii) all Indebtedness of others of the type referred to in clause (i) above, secured by a Lien on property owned or acquired by any such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property, (iii) all Contingent Obligations of any such person with respect to Indebtedness of others of the type referred to in clause (i) above, and (iv) all Indebtedness of the type referred to in clause (i) above of any other entity (including any partnership in which such person is a general partner) to the extent any such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such person is not liable therefor.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and the Restricted Subsidiaries for such period net of gross interest income of the Borrower and the Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP plus, without duplication (to the extent not already included in such total consolidated interest expense):

(a) imputed interest on Capital Lease Obligations and Sale/Leaseback Attributable Indebtedness of the Borrower and the Restricted Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by the Borrower or any Restricted Subsidiary with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Borrower or any Restricted Subsidiary for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by the Borrower or any Restricted Subsidiary to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Borrower or any Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e) the interest portion of any deferred payment obligations of the Borrower or any Restricted Subsidiary for such period;

(f) all interest on any Indebtedness of the Borrower or any Restricted Subsidiary of the type described in clause (e) or (j) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the Transactions or any Permitted Acquisition, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than the Borrower or any Restricted Subsidiary) in which any person other than the Borrower and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or any Restricted Subsidiary during such period;

(b) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Borrower or any Restricted Subsidiary upon any Asset Sale (other than any dispositions in the ordinary course of business) by the Borrower or any Restricted Subsidiary;

(c) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(d) non-cash earnings resulting from any reappraisal, revaluation or write-up of assets;

(e) unrealized gains and losses with respect to Hedging Obligations for such period; and

(f) any extraordinary gain (or extraordinary loss), giving effect to any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by the Borrower or any Restricted Subsidiary during such period;

provided that Consolidated Net Income for such period shall (to the extent not otherwise included therein) be increased to the extent of the amount of cash dividends or cash distributions or other payments paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary in respect of such period from any Person that is not a Restricted Subsidiary, or that is accounted for by the equity method of accounting.

“Consolidated Net Tangible Assets” shall mean, at any date of determination, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent consolidated balance sheet of Regency MLP and its Restricted Subsidiaries and computed in accordance with GAAP.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of the Borrower and the Restricted Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b), (e) and (f) of Section 6.02, the following conditions:

(a) Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b) the appropriate Loan Party shall maintain cash reserves related to such Lien to the extent required by GAAP; and

(c) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the Law creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Cure Amount” shall have the meaning assigned to such term in Section 8.04.

“Cure Right” shall have the meaning assigned to such term in Section 8.04.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dividend” with respect to any person shall mean that such person has paid a dividend or returned any equity capital to the holders of its Equity Interests or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests).

“dollars” or “$” shall mean lawful money of the United States.

“Effective Date” shall mean the date of this Agreement, which the parties hereto acknowledge is the date that this Agreement became effective pursuant to Section 10.06(a).

“ELG Joint Venture” shall mean Edwards Lime Gathering LLC, a Delaware limited liability company. The ELG Joint Venture shall, except as expressly set forth herein, be treated for all purposes as a “Joint Venture” hereunder.

“Eligible Assignee” shall mean (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund of a Lender and (d) any other person approved by the Administrative Agent, the Issuing Bank, the Swingline Lender and Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) no approval of Borrower shall be required during the continuance of an Event of Default and (y) “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries or any natural person.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.19.

“Energy Transfer Equity” shall mean Energy Transfer Equity, L.P.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Effective Date or issued after the Effective Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Loan Party or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Loan Party.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Events of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.09(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Act Provisions” shall mean the provisions of Section 15(d) or Section 13(b) of the Exchange Act.

“Excluded Perfections” shall mean, notwithstanding any other provision herein or in the other Loan Documents to the contrary, the Loan Parties shall have no obligation to perfect (or maintain the perfection of) any Lien that would be perfected by a Loan Party (a) entering into control agreements with respect to cash, securities or deposit accounts (other than with respect to

Cash Collateral provided pursuant to Section 2.09(b), Section 2.20, Section 2.21, Section 8.01 or Section 8.03), or (b) taking any action with respect to the perfection of security interests in motor vehicles.

“Excluded Properties” shall mean, notwithstanding any other provision herein or in the other Loan Documents to the contrary, (a) the Collateral shall not include assets to the extent the grant of a security interest would (i) result in the contravention of applicable law, unless such applicable law would be rendered ineffective with respect to the creation of such security interest by the provisions of Article 9 of the UCC, (ii) constitute a violation of a valid and enforceable restriction (after giving effect to applicable anti-assignment provisions of the UCC) in favor of a third party on such grant (unless and until any and all required consents have been obtained), or (iii) give any other party to such contract, instrument, license or other document the right to terminate its obligations thereunder, (b) the Collateral shall not include those properties and assets as to which the Administrative Agent shall determine in its reasonable discretion that the costs of obtaining such security interests are excessive in relation to the value of the security to be afforded thereby (it being understood that none of the foregoing shall be subject to any other Liens other than Permitted Liens), (c) the Loan Parties shall not be required to pledge capital stock in any Foreign Subsidiary other than 65% of the voting stock and 100% of the non-voting stock of a first-tier Foreign Subsidiary, and (d) except to the extent otherwise required in Section 5.10(e), the Mortgages shall expressly exclude from the Mortgaged Property all Buildings and Manufactured (Mobile) Homes located on such Mortgaged Property.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 5.14 of this Agreement and any other “keepwell, support or other agreement” for the benefit of such Guarantor) at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.21(a).

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Mortgaged Property” shall have the meaning assigned to such term in Section 5.15(a).

“Exiting Lender” shall have the meaning assigned to such term in the recitals hereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo Bank on such day by three federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean (a) the confidential Amended and Restated Revolving Credit Facility Fee Letter, dated April 24, 2013, among Borrower, Wells Fargo Bank and Wells Fargo Securities, LLC (the “Wells Fargo Fee Letter”) and (b) the confidential Amended and Restated Revolving Credit Facility Fee Letter, dated April 24, 2013, among Borrower, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, The Royal Bank of Scotland plc and RBS Securities Inc.

“Fees” shall mean the Commitment Fees, the Arrangement Fees, Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

“Fifth Amended and Restated Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person. Unless otherwise specified herein, all references to a Financial Officer herein shall mean a Financial Officer of the Ultimate General Partner.

“First Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Collateral Liens).

“Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (iv) the Flood Insurance Reform Act of 2004 and (v) any regulations promulgated thereunder.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia and that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Swingline Exposure with respect to Swingline Loans made by such Swingline Lender other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(d).

“Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“General Partner” shall mean Regency GP LP, a Delaware limited partnership and the general partner of Regency MLP.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean Regency MLP and the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, option, floor, cap, collar or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Hedging Bank” shall mean any Person that, at the time it enters into a Hedging Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Hedging Agreement.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.18(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.18(c).

“Incremental Revolving Commitment” shall have the meaning assigned to such term in Section 2.18(a).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than 90 days); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Sale/Leaseback Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness referred to in clauses (a) through (i) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include (A) deferred compensation arrangements, (B) earn-out obligations or purchase price adjustments until matured or earned or (C) non-compete or consulting obligations incurred in connection with Permitted Acquisitions.

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Intellectual Property” shall mean, with respect to any person, all patents, patent applications, trademarks, tradenames, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of such person’s business as currently conducted.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit I.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit D.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), (i) the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding and (ii) the Maturity Date or such earlier date on which the Revolving Commitments are terminated, (b) with respect to any Eurodollar Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (ii) the Maturity Date or such earlier date on which the Revolving Commitments are terminated.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, twelve months) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may end after the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.04(a).

“Investment Grade Date” shall mean the first date on which the Borrower achieves an Investment Grade Rating.

“Investment Grade Rating” shall mean a Rating of BBB-/Baa3/BBB-, respectively, or higher from two of the three Rating Agencies and, in the event there are Ratings from each Rating Agency, then two of such Ratings must be BBB-/Baa3/BBB- or higher with an outlook of stable or higher and the third such Rating can be no less than BB+/Ba1/BB+ with an outlook of stable or higher.

“Issuing Bank” shall mean, as the context may require, (a) (i) Wells Fargo Bank, Bank of America, N.A. and JPMorgan Chase Bank, N.A., each in their individual capacities as issuer of Letters of Credit issued by them and (ii) The Royal Bank of Scotland plc in its individual capacity as issuer of Standby Letters of Credit issued by it, provided, that each of Wells Fargo Bank, Bank of America, N.A., JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc shall not be required to issue Letters of Credit having a face amount in excess of $15 million (for an aggregate amount of $50 million), provided, further, that The Royal Bank of Scotland plc shall not be required to issue any Commercial Letter of Credit hereunder; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.17(i) and (j) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit E.

“Joint Venture” shall mean (i) a joint venture with a third party including any such entity that would otherwise be a Subsidiary if such entity were not designated as a Joint Venture by the Borrower (in its discretion) to the Administrative Agent, (ii) a Subsidiary formed with the intention of establishing a joint venture; provided that if such entity still constitutes a Subsidiary ninety days after formation it shall no longer constitute a Joint Venture, or (iii) each of the Closing Date Joint Ventures, for so long as any portion of the ownership interests therein are owned by a Person that is not a Loan Party or an Affiliate of any Loan Party (other than, with respect to the Lone Star Joint Venture, which has ownership interests therein owned by Energy Transfer Equity or its Subsidiaries other than Regency MLP and its Subsidiaries); provided, that in the case of (i), (ii) or (iii), all Investments by any Loan Party are made pursuant to and are permitted by Section 6.04.

“Law” shall mean, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative of judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, any Governmental Authority.

“LC Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.17. The amount of the LC Commitment shall be $50.0 million.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(d).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.17(b) and substantially in the form of Exhibit F, or such other form as shall be approved by the Administrative Agent.

“Lone Star Joint Venture” shall mean Lone Star NGL LLC (formerly known as ETP-Regency Midstream Holdings, LLC), a Delaware limited liability company. The Lone Star Joint Venture shall, except as expressly set forth herein, be treated for all purposes as a “Joint Venture” hereunder.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean (i) on the Effective Date, each Lender that becomes a Lender hereunder and (ii) after the Effective Date, any financial institution that (x) becomes a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that ceases to be a party hereto pursuant to an Assignment and Assumption or (y) becomes a party hereto pursuant to an Increase Joinder. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.17.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the per annum rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the average of the respective rates (rounded upwards, if necessary, to the next 1/100 of 1%) per annum at which deposits in dollars are offered by reference banks selected by the Administrative Agent in the London interbank market to the Administrative Agent at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period for a period comparable to such Interest Period and in an amount substantially equal to the amount of such Eurodollar Borrowing.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property or Pipelines in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes (if any), the Security Documents, and, solely for purposes of Section 8.01(e), the Fee Letters.

“Loan Parties” shall mean Borrower and the Guarantors.

“Loan” shall mean an extension of credit by a Lender to the Borrower in the form of a Revolving Loan or a Swingline Loan (and shall include any Loan contemplated by Sections 2.18 and 2.19).

“Manufactured (Mobile) Home” shall have the meaning assigned in the applicable Flood Insurance Regulation.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise, of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their material obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies, taken as a whole, available to the Lenders or the Collateral Agent under the Loan Documents; or (d) a material adverse effect on the Collateral, taken as a whole, or the Liens, taken as a whole, in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens, taken as a whole.

“Material Project” shall mean the construction or expansion of any capital project by (a) a Loan Party, (b) a Material Project JV or (c) any Wholly Owned Subsidiary of a Material Project JV, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by Borrower to exceed, or exceeds, $25.0 million.

“Material Project JV” shall mean a Joint Venture whose interests are owned directly by Borrower or a Restricted Subsidiary.

“Maturity Date” shall mean the date which is five years after the Effective Date or, if such date is not a Business Day, the first Business Day thereafter, unless extended pursuant to Section 2.19 hereof.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“MEP Joint Venture” shall mean MidContinent Express Pipeline LLC, a Delaware limited liability company. The MEP Joint Venture shall, except as expressly set forth herein, be treated for all purposes as a “Joint Venture” hereunder.

“Mortgage” shall mean each mortgage, deed of trust or any other document, creating and evidencing a Lien on Real Property or a Pipeline, which shall be substantially in the form of Exhibit G or other form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law, as the same may be amended from time to time in accordance with the Loan Documents (including pursuant to the Mortgage Amendments).

“Mortgage Amendment” shall have the meaning assigned to such term in Section 5.15(a)(i).

“Mortgaged Property” shall mean all assets of a Loan Party on which the Collateral Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Loan Party or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Loan Party or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Loan Party could incur liability.

“Net Cash Proceeds” shall mean with respect to any Asset Sale (other than any issuance or sale of Equity Interests) or Casualty Event, the cash proceeds received by Borrower or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or Casualty Event or (y) any other liabilities retained by Borrower or any of its Restricted Subsidiaries associated with the properties sold or transferred in such Asset Sale or Casualty Event (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold or transferred within 90 days of such Asset Sale or Casualty Event (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale or Casualty Event, such cash proceeds shall constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold or transferred in such Asset Sale or Casualty Event (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and (v) all reasonable costs and expenses incurred in connection with the collection of proceeds, awards or other compensation in respect of a Casualty Event.

“New Mortgaged Property” shall have the meaning assigned to such term in Section 5.15(b).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Renewal Notice Date” shall have the meaning assigned to such term in Section 2.17(c)(ii).

“Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit H-1 or H-2, respectively.

“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide Cash Collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents; in each case, other than Excluded Swap Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.21(b)(v).

“Officers’ Certificate” shall mean a certificate executed by a Responsible Officer of the general partner of the Borrower in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Original Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement, or registration from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” shall mean any Acquisition in connection with which each of the following conditions is met:

(a) before the effectiveness of such Acquisition, Borrower delivers to the Administrative Agent and the Collateral Agent (i) UCC searches and title investigations demonstrating that, upon the effectiveness of such Acquisition and the recording and filing of any necessary documentation, the Collateral Agent will have a First Priority Lien on all material property to be acquired, (ii) evidence of company authority to enter into such Acquisition, and (iii) environmental assessments with respect to such Acquisition;

(b) Borrower or the applicable Subsidiary Guarantor is the acquiring or surviving entity;

(c) no Default or Event of Default exists, and the Acquisition will not cause a Default or Event of Default;

(d) after giving effect to such Acquisition on a Pro Forma Basis, Borrower would have been in compliance with all of the covenants set forth in Section 6.10 as of the most recently ended Test Period (assuming, for purposes of Section 6.10, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);

(e) the acquisition target is in the same or similar line of business as Borrower and its Subsidiaries;

(f) the terms of Section 5.10 shall be satisfied;

(g) such Acquisition shall result in the acquisition target becoming a Restricted Subsidiary to the extent required by, and in accordance with, Section 5.13; and

(h) the Board of Directors of the person to be acquired (or whose assets are to be acquired) shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn).

“Permitted Collateral Liens” shall mean (i) the Liens described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (p), (q), (r), (s), (t), (u) and (v) of Section 6.02 and (ii) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean “Permitted Liens.”

“Permitted Holders” shall mean Energy Transfer Equity or any of its Affiliates.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pipeline” shall mean gathering systems and pipelines, together with all contracts, rights-of-way, easements, servitudes, fixtures, equipment, improvements, permits, records, and other real property appertaining thereto.

“Pipeline ROWs” shall mean, with respect to any Pipeline, the rights-of-way, easements, or other real property interests (other than fee simple interests) that grant the owner of such Pipeline the right to the use of the real property upon which such Pipeline system is located.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Loan Party or its ERISA Affiliate or with respect to which any Loan Party could incur liability (including under Section 4069 of ERISA).

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Post-Increase Lenders” shall have the meaning assigned to such term in Section 2.18(d).

“Pre-Increase Lenders” shall have the meaning assigned to such term in Section 2.18(d).

“Priority Debt” shall mean the sum, without duplication, of (i) Indebtedness of the Borrower or any Restricted Subsidiary secured by a Lien not permitted by Sections 6.02(a) through (v) and (ii) all Indebtedness of any Unrestricted Subsidiary.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or term, the calculation thereof after giving effect on a pro forma basis to the change in such calculation required by the applicable provision hereof, and otherwise on a basis in accordance with GAAP as used in the preparation of the latest financial statements provided pursuant to Section 5.01(a) or (b) and otherwise reasonably satisfactory to the Administrative Agent.

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the total Revolving Commitments of all Lenders represented by such Lender’s Revolving Commitment.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including, without limitation, cash, securities, accounts, contract rights, Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property or Pipelines.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred prior to, contemporaneously with or within one year after such acquisition of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, including related costs, fees and expenses.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10 million at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ranch Joint Venture” shall mean Ranch Westex JV LLC, a Delaware limited liability company. The Ranch Joint Venture shall, except as expressly set forth herein, be treated for all purposes as a “Joint Venture” hereunder.

“Rating” shall mean, as to each Rating Agency and on any day, the rating maintained by such Rating Agency on such day for senior, unsecured, non-credit enhanced long-term debt of the Borrower.

“Rating Agency” shall mean Moody’s Investors Service Inc., Standard & Poor’s Rating Service and Fitch Ratings.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Issuing Bank or (d) any other recipient that receives a payment under any Loan Document, as applicable.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) of any person in and to any and all parcels of or interests in real property, whether in fee, by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof. Real Property does not include Pipelines.

“Regency MLP” shall have the meaning assigned to such term in the preamble hereto.

“Regency MLP Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP dated as of February 3, 2006, as supplemented, or modified from time to time in accordance herewith.

“Regency Western” shall mean Regency Western G&P LLC, a Delaware limited liability company.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.17(e) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, representatives, trustees, agents and advisors (including attorneys, accountants and experts) of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Lenders” shall mean, at any time, Lenders having Revolving Exposures representing more than 50% of the aggregate Revolving Exposures. The Revolving Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is not an Unrestricted Subsidiary and (b) with respect to any reference to “Regency MLP and its Restricted Subsididaries”, the Borrower and any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Commitment” shall mean, with respect to each Lender, the total aggregate commitment of such Lender to make Revolving Loans pursuant to Section 2.01 and to acquire participations in Letters of Credit and Swingline Loans pursuant to Section 2.17 and Section 2.16, respectively, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased (with such Lender’s consent) from time to time (i) pursuant to Section 2.18 and (ii) pursuant to assignments by or to such Lender pursuant to Section 10.04, (c) terminated pursuant to Section 2.07, or (d) terminated pursuant to Section 8.01. The initial amount of each Lender’s Revolving Commitment is set forth on Annex I, or in the Increase Joinder or the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate principal amount of the Revolving Commitments on the Effective Date is $1,200,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Loan” shall mean the loans made in respect of Revolving Commitments. Each Revolving Loan shall either be an ABR Loan or a Eurodollar Loan.

“Revolving Loan Joinder” shall have the meaning assigned to such term in Section 2.19(c).

“RIGS Joint Venture” shall mean RIGS Haynesville Partnership Co., a Delaware corporation. RIGS Joint Venture shall, except as expressly set forth herein, be treated for all purposes as a “Joint Venture” hereunder.

“RW Mortgaged Property” shall mean that portion, and only that portion, of the Mortgaged Property owned in fee by Regency Western.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sale/Leaseback Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Secured Cash Management Agreement” shall mean a Cash Management Agreement between any Loan Party and a Cash Management Bank.

“Secured Hedging Agreement” shall mean (a) a Hedging Agreement between any Loan Party and a Hedging Bank and (b) so long as no Event of Default has occurred and is continuing at the time such Hedging Agreement is entered into and at the time the conditions in this clause (b) are fulfilled, at the election of Borrower upon written notice to the Administrative Agent and the Collateral Agent, each Hedging Agreement relating to commodity prices with any person, so long as, in either case (a) or (b), such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03 and 10.09 as if it were a Lender.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Secured Hedging Agreement and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Secured Cash Management Agreement, provided, that, “Secured Obligations” shall exclude Excluded Swap Obligations.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender, each Cash Management Bank and each Hedging Bank.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean the Amended and Restated Security Agreement dated as of the Effective Date among the Loan Parties and Collateral Agent for the benefit of the Secured Parties, as amended from time to time in accordance herewith.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement.

“Security Documents” shall mean the Security Agreement, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Senior Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Funded Indebtedness that is secured by a Lien on any assets or property of any Loan Party, as of the last day of such Test Period to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Services Agreement” shall mean the Services Agreement dated as of May 26, 2010 by and among ETE Services Company, LLC, Energy Transfer Equity, L.P. and Regency Energy Partners LP, as amended by that certain First Amendment to Services Agreement dated effective as of April 30, 2013.

“Southern Union Acquisition” shall mean the acquisition by Regency MLP through its Restricted Subsidiary, Regency Western, of 100% of the Equity Interests in Southern Union Gathering Company, LLC, the owner of Southern Union Gas Services, Ltd., from Southern Union Company, a jointly owned affiliate of Energy Transfer Equity and Energy Transfer Partners, L.P.

“Specified Acquisition” shall mean an Acquisition of assets, entities or properties by Borrower or a Restricted Subsidiary for a purchase price in excess of $50.0 million in aggregate consideration.

“Specified Acquisition Period” shall mean, upon Borrower’s election by notice to the Administrative Agent, the two full fiscal quarters following the quarter in which a Specified Acquisition occurs; provided only one Specified Acquisition Period may be elected with respect to any particular Specified Acquisition.

“Specified Equity Contribution” shall mean, with respect to any fiscal quarter, an amount equal to the cash received by the Borrower from Regency MLP in exchange for the issuance by the Borrower of additional Equity Interests (which shall be Qualified Capital Stock) in the Borrower, during the period between (and inclusive of) the first day of such fiscal quarter and the day that is ten days after the day on which financial statements with respect to such fiscal quarter are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) (provided, that with respect to the fiscal quarter in which the Effective Date occurs, such amount shall include only any equity contribution that has been received after the Effective Date); provided, that (a) the Borrower delivers written notice to the Administrative Agent concurrently with delivery of a Compliance Certificate that it has elected to treat such equity contribution as a Specified Equity Contribution and clearly setting forth such equity contribution in the computation required to be provided in the Compliance Certificate; (b) the amount of the equity contribution deemed to be a Specified Equity Contribution shall not be greater than the amount required (in the sole discretion of the Administrative Agent) to cause the Borrower to be in compliance with the covenants set forth in Section 6.10(a) or 6.10(b); and (c) any additional Equity Interests in the Borrower issued to Regency MLP in connection with a Specified Equity Contribution shall upon such issuance be pledged to the Collateral Agent in pursuant to the Security Agreement.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit or (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries if required by any Law or in accordance with custom and practice in the industry, or if reasonably determined to be necessary by Borrower or its Subsidiaries and agreed to by the Issuing Bank.

“Statutory Reserves” shall mean, for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of any Loan Party that is by its terms subordinated in right of payment to the Obligations of such Loan Party, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower. Notwithstanding any of the foregoing, none of the Joint Ventures, nor any direct or indirect subsidiary of any such Joint Venture, shall be a Subsidiary for so long as it (or in the case of a subsidiary thereof, its direct or indirect parent) is a Joint Venture.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b) and each other Subsidiary that from time to time is or becomes a Restricted Subsidiary pursuant to Section 5.10 or Section 5.13.

“SUG Subsidiaries” shall have the meaning assigned to such term in Section 5.15(d).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.16, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.16. The amount of the Swingline Commitment shall initially be $25.0 million, but in no event exceed the Revolving Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Wells Fargo Bank.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.16.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Funded Indebtedness on such date to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Transactions” shall mean, collectively, the transactions to occur on or prior to Effective Date pursuant to or as contemplated by the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the borrowings thereunder and (b) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Ultimate General Partner” shall mean Regency GP LLC, a Delaware limited liability company and the general partner of the General Partner.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower designated as such on Schedule 5.13 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 5.13.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.14(f).

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote in the election of the Board of Directors of such person.

“Wells Fargo Bank” shall have the meaning assigned to such term in the preamble hereto.

“Wells Fargo Fee Letter” shall have the meaning assigned to such term in the definition of “Fee Letters”.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and any Agent.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about”, and (h) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the Effective Date unless otherwise agreed to by Borrower and the Required Lenders. If GAAP shall change after the date hereof, the parties hereto agree to negotiate in good faith to modify the covenants herein so that they may be construed and interpreted in accordance with GAAP as then in effect.

SECTION 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly to make Revolving Loans to Borrower, at any time and from time to time on or after the Effective Date until the earlier of the Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the limits set forth in this Section 2.01 and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

SECTION 2.02 Revolving Loans.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their applicable Revolving Commitments; provided that the failure of any Lender to make its Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.17(e)(i), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Revolving Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $3.0 million or (ii) equal to the remaining available balance of the applicable Revolving Commitments.

(b) Subject to Sections 2.10 and 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than twelve Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans deemed made pursuant to Section 2.17(e)(i), each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account maintained with the Administrative Agent as directed by Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (or, in the case of any ABR Borrowing, prior to 11:00 am on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Borrowing Procedure. To request a Borrowing, Borrower shall deliver, by hand delivery, facsimile or electronic mail, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(f) that the conditions set forth in Sections 4.02(b)-(c) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date, and (ii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing is made.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(c) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a Note. In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

SECTION 2.05 Fees.

(a) Commitment Fee. Borrower shall pay to the Administrative Agent a commitment fee (a “Commitment Fee”) for the account of each Lender in accordance with such Lender’s Pro Rata Percentage equal to the product of the applicable rate set forth in the definition of “Applicable Fee” and the average daily amount (before deducting any outstanding Swingline Loans) of the unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the Maturity Date or, if earlier, the date of termination of such Lender’s Revolving Commitment. Accrued Commitment Fees shall be payable in arrears on (i) the last Business Day of March, June, September and December of each year and on the Maturity Date, in each case commencing on the first such date to occur after the Effective Date. Commitment Fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Maximum Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Arrangement Fees. Borrower agrees to pay to the each Arranger, for its own account, the arrangement fees set forth in the Fee Letters and/or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Arrangers (the “Arrangement Fees”).

(c) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative agent fees set forth in the Wells Fargo Fee Letter and/or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(d) LC and Fronting Fees. Borrower shall pay (i) to the Administrative Agent a participation fee (“LC Participation Fee”) for the account of each Lender with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin for

Revolving Loans from time to time used to determine the interest rate on Eurodollar Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.20% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand therefor. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Maximum Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time, but in no event to exceed the Maximum Rate.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time, but in no event to exceed the Maximum Rate.

(c) Default Rate. Notwithstanding the foregoing, during the continuance of an Event of Default, all overdue Obligations shall, to the extent permitted by applicable Law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06, but in no event to exceed the Maximum Rate or (ii) in the case of any other amount, 2% plus the rate otherwise applicable to such amount (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Maximum Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07 Termination and Reduction of Revolving Commitments.

(a) Termination of Revolving Commitments. Unless previously terminated, the Revolving Commitments and the Swingline Commitment shall automatically terminate on the Maturity Date and the LC Commitment shall automatically terminate on the Letter of Credit Expiration Date subject to the provisions set forth in Section 2.17(c).

(b) Optional Terminations and Reductions. At its option, Borrower may at any time terminate, or from time to time permanently reduce, the aggregate amount of the Revolving Commitments; provided that (i) each reduction of the aggregate amount of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c) Borrower Notice. Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Revolving Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.07(c) shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders.

SECTION 2.08 Interest Elections.

(a) Generally. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than twelve Eurodollar Borrowings outstanding hereunder at any one time. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery, facsimile or electronic mail, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million.

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit or Cash Collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.20.

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Borrowings and third, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.20, in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Borrowings, and second, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.20, in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.20, in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale, Borrower shall make prepayments in accordance with Section 2.09(e) and (f) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) no such prepayment shall be required under this Section 2.09(c) with respect to (A) any Asset Sale permitted by Sections 6.06(a), (c)-(h), (j) and (k), (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than $30.0 million in Net Cash Proceeds per Asset Sale (or series of related Asset Sales); and

(ii) so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within 360 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 360-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.09(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.10 and 5.11.

(d) Casualty Events. Not later than seven Business Days following the receipt of any Net Cash Proceeds from a Casualty Event, Borrower shall make prepayments in accordance with Sections 2.09(e) and (f) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) no such payment shall be required under this Section 2.09(d) with respect to any Casualty Event (or series of related Casualty Events) resulting in $30.0 million or less in Net Cash Proceeds;

(ii) so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets, no later than 360 days following the date of receipt of such proceeds; provided that so long as construction or other work to so replace, repair or restore has commenced within such 360-day period but has not been completed (and can reasonably be expected to be completed pursuant to a written contract to be completed within 540 days of receipt), any such remaining proceeds shall continue to not be required to be so applied so long as they are used to repay any outstanding Revolving Loans; provided further that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.10 and 5.11; and

(iii) if any portion of such Net Cash Proceeds shall not be so applied within such 360-day period (or 540-day period, as applicable), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.09(d).

(e) Application of Prepayments. Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.12.

(f) Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than four hours (during the normal Business Day) prior to such prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.09. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.10 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be promptly given), (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.11 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(i) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (excluding Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, Administrative Agent or Issuing Bank of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank, the Administrative Agent or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Administrative Agent or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Administrative Agent or the Issuing Bank, Borrower will pay to such Lender, the Administrative Agent or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Administrative Agent or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 and delivered to Borrower shall be conclusive absent manifest error. Subject to Section 2.11(d), Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.12 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default),

(b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.15(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

SECTION 2.13 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.11, 2.12, 2.14 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, defense deduction, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Wells Fargo Bank, National Association, 550 South Tryon Street, 6th Floor, Charlotte, NC 28202, Attention: Brian Ballard, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.11, 2.12, 2.14 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(c) Sharing of Setoff. If any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.13(c)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13(c) shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Restricted Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.13(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.13(c) to share in the benefits of the recovery of such secured claim.

(d) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.14 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after making all required deductions (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. The Loan Parties shall jointly and severally indemnify each Recipient within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error. The Loan Parties shall jointly and severally indemnify Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to Administrative Agent as required pursuant to Section 2.14(d).

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with Sections 1471 through 1474 of the Code.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If a Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Recipient be required to pay any amount to the Borrower pursuant to this paragraph (g) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.

(h) Defined Terms. For purposes of this Section 2.14, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(i) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires Borrower to pay any Indemnified Taxes to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender becomes a Defaulting Lender, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

SECTION 2.16 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the period from the Effective Date to the Maturity Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25.0 million, (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments or (iii) the Revolving Exposure of any Lender exceeding the Revolving Commitments of such Lender; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, Borrower shall deliver, by hand delivery, facsimile or electronic mail, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Credit Extension contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $500,000 and integral multiples of $500,000 above such amount.

(c) Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 (noon), New York City time, on the proposed date of repayment.

(d) Participations. The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.17 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, in reliance upon the agreements of the Lenders in this Section 2.17, to issue Letters of Credit for its own account or the account of a Restricted Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary).

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount thereof;

(iii) the expiry date thereof (which shall not be later than the date specified in Section 2.17(c));

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the expiry date thereof (which shall not be later than the date specified in Section 2.17(c));

(iv) the nature of the proposed amendment, renewal or extension; and

(v) such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any conflict or inconsistency between this Agreement and the terms and conditions of any letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Issuing Bank shall have no obligation to issue, amend, renew or extend, and Borrower shall not request the issuance, amendment, renewal or extension of (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), any Letter of Credit at any time if after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure would exceed the LC Commitment, (ii) the total Revolving Exposure would exceed the total Revolving Commitments, (iii) the Revolving Exposure of any Lender would exceed the Revolving Commitments of such Lender or (iv) any condition set forth in Section 4.02 in respect of such issuance, amendment, renewal or extension shall not have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.17(d). On the first Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Lender.

(c) Expiration Date.

(i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (B) in the case of a Commercial Letter of Credit, (x) the date that is 270 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 270 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(ii) If Borrower so requests in any LC Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.17(f) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the Non-Renewal Notice Date, (A) from the Administrative Agent that any Lender directly affected thereby has elected not to permit such renewal or (B) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.17(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, or expiration, termination or Cash Collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans or Swingline Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or Swingline Loans.

(ii) If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (A) in the case of Borrower, the rate per annum set forth in Section 2.17(h) and (B) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.17(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17 constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries; or (vii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.17(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(c). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.17(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Additional Issuing Banks. Borrower may, at any time and from time to time, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender(s). Any Lender designated as an issuing bank pursuant to this paragraph (i) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(j) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, each Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(d). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(k) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

(iii) the Letter of Credit is to be denominated in a currency other than dollars; or

(iv) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(l) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

SECTION 2.18 Increase in Commitments; Release of Collateral.

(a) Borrower Request. Borrower may by 10 Business Days’ written notice to the Administrative Agent request, on up to but no more than four separate occasions, prior to the Maturity Date, an increase to the existing Revolving Commitments (an “Incremental Revolving Commitment”) by an aggregate amount not in excess of $300.0 million minus the amount of previous Incremental Revolving Commitments made pursuant to this Section 2.18 in the aggregate and not less than $5.0 million individually. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the increased or new Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrower proposes any portion of such increased or new Revolving Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Revolving Commitments may elect or decline, in its sole discretion, to provide such increased or new Revolving Commitment. Any Borrowings with respect to the Incremental Revolving Commitment made pursuant to this Section 2.18 must comply with the requirements of Section 2.03.

(b) Conditions. The increased or new Revolving Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) no Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii) as of the applicable Test Period, after calculating Consolidated EBITDA, Indebtedness and Consolidated Interest Expense on a Pro Forma Basis to give effect to the borrowings to be made on the Increase Effective Date, any Permitted Acquisition (including any Permitted Acquisition financed on the Increase Effective Date) and Asset Sales consummated at any time on or after the first day of the Test Period as if the incurrence of such Indebtedness and any such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the first day of such period, the Borrower shall be in compliance with each of the covenants set forth in Section 6.10;

(iv) Borrower shall make any payments required pursuant to Section 2.12 in connection with any adjustment of Revolving Loans pursuant to Section 2.18(d);

(v) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; and

(vi) Each Incremental Revolving Commitment shall have the same terms, other than Applicable Margins, Applicable Fees and upfront fees, as the existing Revolving Commitments; provided, that if the Applicable Margin or the Applicable Fee for any Incremental Revolving Commitment are more than 0.50% higher than the

Applicable Margin or Applicable Fee for the existing Revolving Commitments, then the Applicable Margin or Applicable Fee, as applicable, for the existing Revolving Commitments shall be increased to the extent necessary so that such Applicable Margin or Applicable Fee are equal to the Applicable Margin or Applicable Fee, as applicable, for the Incremental Revolving Commitment minus 0.50%; provided, further, that in determining the Applicable Margin applicable to the Incremental Revolving Commitment and the existing Revolving Commitments, (i) any upfront fees payable by the Borrower to the Lenders under the Fee Letters or any fee letter executed in connection with the Incremental Revolving Commitment in the initial primary syndications thereof (with such upfront fees being equated to interest based on assumed four-year life to maturity) and the effects of any and all interest rate floors shall be included and (ii) any Arrangement Fees payable to the Arrangers (or their respective Affiliates) in connection with the existing Revolving Commitments of the Incremental Revolving Commitment shall be excluded.

(c) Terms of New Loans and Revolving Commitments. The Incremental Revolving Commitment shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such Incremental Revolving Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.18. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to the new Revolving Commitments.

(d) Adjustment of Revolving Loans. Each of the Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Lenders”) shall assign to any Lender which is acquiring an Incremental Revolving Commitment on the Increase Effective Date (the “Post-Increase Lenders”), and such Post-Increase Lenders shall purchase from each Pre-Increase Lender, at the principal amount thereof together with accrued and unpaid interest and fees, if any, such interests in the Revolving Loans and participation interests in LC Exposure and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in LC Exposure and Swingline Loans will be held by Pre-Increase Lenders and Post-Increase Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.

(e) Equal and Ratable Benefit. The Loans and Revolving Commitments established pursuant to this Section 2.18 shall constitute Loans and Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Revolving Commitments.

SECTION 2.19 Modification of Revolving Loans.

(a) Borrower Request. Borrower may by 30 Business Days’ written notice to the Administrative Agent elect to request, effective as of the Maturity Date, to extend the Revolving Loans and the Revolving Commitments beyond such Maturity Date or to replace the Revolving Commitments. Such notice shall specify (i) the date on which Borrower proposes that the extended or new Revolving Commitments shall mature and (ii) the identity of each Eligible Assignee to whom Borrower proposes any portion of such extended or new Revolving Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the extended or new Revolving Commitments may elect or decline, in its sole discretion, to provide such extended or new Revolving Commitment and if it so declines the unpaid principal amount of its Revolving Loans shall be paid in full on the Maturity Date.

(b) Conditions. The extended or new Revolving Commitments shall become effective, as of the Maturity Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) no Event of Default shall have occurred and be continuing or would result from the extension or replacement of the Revolving Commitments; and

(iii) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of New Revolving Loans and Revolving Commitments. The terms and provisions of Revolving Loans and Revolving Commitments made pursuant to such extension or replacement shall be identical to those of the current Revolving Loans and Revolving Commitments. The extended or new Revolving Commitments shall be effected by a joinder agreement (the “Revolving Loan Joinder”) executed by Borrower, the Administrative Agent and each Lender making such extended or new Revolving Commitment, in form and substance satisfactory to each of them. The Revolving Loan Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.19.

(d) Equal and Ratable Benefit. The Loans and Revolving Commitments extended or established pursuant to this paragraph shall constitute Loans and Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the extension or establishment of any such Loans or any such Revolving Commitments.

SECTION 2.20 Cash Collateralization.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or any Issuing Bank, if, as of the Letter of Credit Expiration Date, any LC Exposure for any reason remains outstanding, the Borrower shall Cash Collateralize all LC Exposure prior to the Maturity Date. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize all Fronting Exposure (determined in the case of Cash Collateral provided pursuant to the immediately preceding sentence, after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Issuing Banks, and the Lenders (including the Swingline Lender), and agrees to maintain, a First Priority security interest in all such Cash Collateral, and in all proceeds of the foregoing, as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.20(c). If at any time the Collateral Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Collateral Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.20 or Section 2.21 in respect to Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific LC Exposure, Swingline Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such Obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the good faith determination by the Collateral Agent that there exists excess Cash Collateral; provided that, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the existence and continuance of a Default or Event of Default and (y) subject to Section 2.21 the Person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.21 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.20; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize future Fronting Exposure with respect to such Defaulting Lender’s obligations to purchase participations in any future Swingline Loan or Letter of Credit, in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline

Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive LC Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20.

(C) With respect to any Commitment Fee or LC Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party (notwithstanding anything in this Agreement to the contrary, Regency MLP shall not be considered a “Loan Party” or a “Company” for purposes of any Section of this Article except Sections 3.01, 3.02, 3.03, 3.10 and 3.11) represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01 Organization; Powers. Each (a) Loan Party (i) is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) has all requisite organizational power and authority to (A) carry on its business as now conducted and to own and lease its assets and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (iii) is qualified and is licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification and license is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) Unrestricted Subsidiary (i) is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) has all requisite organizational power and authority to carry on its business as now conducted and to own and lease its assets and (iii) is qualified and is licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification and license is required, except with respect to clauses (b)(i) through (b)(iii) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder, except any such default, individually or in the aggregate, that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent, exemption, authorization, approval, registration or filing with, or any other action by, any Governmental Authority or any other third person, nor is any consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Loan Party, (c) will not violate any Law in any material respect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Loan Party or its property, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Loan Party, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04 Financial Statements.

(a) Historical Financial Statements. Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related income statements and statements of cash flows and statements of changes in member interests of Regency MLP (i) as of and for the twelve-month period ended December 31, 2012, and (ii) monthly financial statements for each fiscal month ended thereafter ending more than 45 days prior to the Effective Date, and in the case of clause (i), certified by a Financial Officer. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with

GAAP consistently applied throughout the period covered thereby, and fairly present, in all material respects, the consolidated financial condition and results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods to which they relate.

(b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect. Since December 31, 2012 there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05 Properties.

(a) Generally. Each Loan Party has good title to, or valid leasehold interests in, or valid easement or other property interest in, license of, or rights to use, all of its real property (except where the failure to have such valid easement or other property interest in, license of, or rights to use its real property could not reasonably be expect have a Material Adverse Effect) and good and valid title to all of its personal property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect. The property of the Loan Parties, taken as a whole, is in good operating order, condition and repair (ordinary wear and tear excepted) in accordance with industry standards.

(b) Collateral. Each Loan Party owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Loan Party’s business as currently conducted. The use by each Loan Party of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Loan Party’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 [Intentionally Omitted].

SECTION 3.07 Equity Interests and Subsidiaries.

(a) Equity Interests. Schedule 3.07(a) sets forth, as of the Effective Date, a complete and accurate list of (i) each Subsidiary of Borrower (other than the SUG Subsidiaries), its jurisdictions of organization, the address of its principal place of business, and its U.S. taxpayer identification number and (ii) the number of each class of its Equity Interests authorized, and the number outstanding and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights. All Equity Interests of each Loan Party are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower, are owned by Borrower, directly or indirectly through Wholly-Owned Subsidiaries. All Equity Interests of Borrower are owned directly or indirectly by Regency MLP. Each Loan Party is the record and beneficial owner of, and has good and defensible title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests. All Subsidiaries of Borrower existing on the Effective Date are Restricted Subsidiaries and Guarantors.

(b) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or First Priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c) Organizational Chart. An accurate organizational chart, showing the ownership structure of Regency MLP, Borrower and each of its Subsidiaries (other than the SUG Subsidiaries) on the Effective Date, and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

SECTION 3.08 Litigation; Compliance with Laws. There are no actions, suits, claims, disputes or proceedings at law or in equity or in arbitration by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property, revenues or rights of any Company (a) that involve any Loan Document, the Transactions, any Borrowing, the use of proceeds thereof or the issuance of Letters of Credit hereunder or (b) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Law, where any such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements. No Loan Party is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Loan Party is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

SECTION 3.10 Federal Reserve Regulations. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.11 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds. On and after the Effective Date, Borrower and its Subsidiaries will use the proceeds of the Loans for working capital and general corporate purposes (including to effect Permitted Acquisitions and Investments permitted under Section 6.04).

SECTION 3.13 Taxes. Each Loan Party has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Loan Party made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Loan Party is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.14 No Material Misstatements. No written information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions, the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that (a) to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Loan Parties make no representation that such projections will be realized) and (b) as to statements, information and reports supplied by third parties after the Effective Date, Borrower represents only that it is not aware of any material misstatement or omission therein.

SECTION 3.15 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

SECTION 3.16 Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries, and determined on a going concern basis) will exceed the probable liability of its debts and other liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.17 Employee Benefit Plans. Each Loan Party and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Loan Party or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Loan Party. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Loan Party or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18 Environmental Matters. Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, Environmental Law;

(ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under Environmental Law;

(iv) There is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim;

(v) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (A) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (B) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (C) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(vi) No material Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;

(vii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and

(viii) The Loan Parties have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.19 Insurance. Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Loan Party as of the Effective Date. All material insurance maintained by the Companies is in full force and effect. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, (i) when financing statements and other filings in appropriate form are filed in the applicable offices in accordance with Applicable Law and as provided in the Security Agreement and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(b) Mortgages. Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the applicable offices in accordance with Applicable Law and as provided in the respective Mortgages, the Mortgages shall constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.

(c) Valid Liens. Each Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Law, such Security Document will constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

SECTION 3.21 Anti-Terrorism Law.

(a) No Company and, to the knowledge of each Company, none of its Affiliates is in violation of any Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Company and to the knowledge of the Companies, no Affiliate or broker or other agent of any Company acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Company and, to the knowledge of the Company, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 4.01 Conditions Precedent to the Effective Date. The occurrence of the Effective Date and the obligation of each Issuing Bank and each Lender to make its initial Credit Extensions hereunder is subject to the satisfaction of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received from each party hereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(b) Notes. The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note in a principal amount equal to such Lender’s Revolving Commitment dated as of the Effective Date.

(c) Security Agreement. The Collateral Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Collateral Agent) of the Security Agreement. In connection with the execution and delivery of the Security Agreement the following Collateral Agent shall have been received:

(i) certificates, together with undated, blank stock powers for each certificate, representing all of the issued and outstanding Equity Interest of (i) Borrower, (ii) each of the Restricted Subsidiaries and (iii) each of the Joint Ventures to the extent such Equity Interests are owned by the Borrower or a Restricted Subsidiary;

(ii) proper UCC financing statements in form appropriate for filling under the UCC of all jurisdictions that the Administrative Agent and Collateral Agent may deem necessary in order to perfect the Liens created under the Security Agreement, covering the Security Agreement Collateral; and

(iii) evidence of completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent or the Collateral Agent may deem necessary in order to perfect (or maintain the perfection of) the Liens created thereby.

(d) Opinions of Counsel. The Administrative Agent shall have received (i) a legal opinion, in form and substance reasonably satisfactory to the Administrative Agent, from Sidley Austin LLP, counsel to Borrower, (ii) a legal opinion, in form and substance reasonably satisfactory to the Administrative Agent, from Liskow & Lewis, counsel to Borrower and (iii) such other opinions of counsel to Borrower, in form and substance reasonably satisfactory to the Administrative, as may be reasonably requested by the Administrative Agent or its counsel.

(e) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Section 4.02 (other than conditions the satisfaction of which is subject to the determination of the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swing Line Lender, the Arrangers, or the other Lenders).

(f) Authorization. The Administrative Agent shall have received such certificates of resolutions or other actions, incumbency certificates and/or certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party.

(g) Organization/Good Standing. The Administrative Agent shall have received such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation or formation and each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.

(h) Financial Statements: Pro Forma Balance Sheet; Projections. The Arrangers shall have received, and shall be reasonably satisfied with the form and substance of, the audited financial statements for the fiscal year ended December 31, 2012 and the forecasts of the financial performance of Regency MLP, Borrower and the Restricted Subsidiaries, pro forma for the Transactions on an annual basis through the Maturity Date.

(i) Lien Searches. The Administrative Agent shall have received such UCC and other lien searches as the Administrative Agent shall have reasonably requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens (other than Permitted Liens) in favor of any Persons.

(j) Consents; Authorization. The Borrower shall have obtained all consents, exemptions, authorizations, approvals, registrations or filings with, or any other action by, any Governmental Authority or any other third person required by Section 3.03, each of which shall be in full force and effect as of the Effective Date.

(k) Fees. The Administrative Agent, the Arrangers and the Lenders shall have received all applicable Fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent and the Collateral Agent, to the extent previously invoiced to the Borrower).

(l) Other Proceedings. There shall be no action, suit or other proceeding seeking to enjoin or prevent the execution and delivery of the Loan Documents or the Transactions.

(m) USA PATRIOT Act. The Administrative Agent and the Lenders shall have received, at least five business days prior to the Effective Date (or such later date approved by the Administrative Agent) all documentation and other information that is required by the regulatory authorities under the applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act.

(n) Environmental. The Administrative Agent shall be reasonably satisfied with the environmental condition of any New Mortgaged Property.

(o) Flood Insurance. Either (i) the Administrative Agent shall be satisfied that there are no Buildings and Manufactured (Mobile) Homes that are subject to a Mortgage and that as a result, each Loan Party is in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time or (ii) the Administrative Agent shall have received a certificate from each Loan Party indicating which of such Loan Party’s Buildings and Manufactured (Mobile) Homes that are subject to a Mortgage are located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) and, if necessary, evidence of flood insurance.

(p) Miscellaneous. The Administrative Agent shall have received such other assurances, certificates, instruments, or documents as the Administrative Agent reasonably may require.

SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.17(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.16(b).

(b) No Default. No Default has occurred and is continuing or would result from such Credit Extension or from the application of the proceeds therefrom.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b) and (c) have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.02(b) and (c) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower and each Restricted Subsidiary covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the Revolving Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Restricted Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent and each Lender:

(a) Annual Reports. As soon as available and in any event within 90 days (or such earlier date on which Regency MLP is required to file a Form 10-K under the Exchange Act) after the end of each fiscal year (i) the consolidated balance sheet of Regency MLP as of the end of such fiscal year and related consolidated income statements and statements of cash flows and changes in member interests for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, accompanied by an opinion of Grant Thornton LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Regency MLP and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP, (ii) a narrative report and management’s discussion and analysis, in reasonable detail, of the financial condition and results of operations of Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that the information required by clauses (i) and (ii) may be furnished in the form of a Form 10-K), and (iii) as soon as reasonably available and in any event within 120 days after the end of each fiscal year, each Joint Venture’s consolidated balance sheet, income statement and cash flow statement for such fiscal year prepared in accordance with GAAP (with footnotes to such financial statements), together with an audit report thereon by an independent accounting firm of established national reputation. At any time at which the information described in clauses (i) and (ii) above is required to be delivered hereunder but Regency MLP is not subject to the Exchange Act Provisions, Regency MLP shall also furnish a management report in reasonable detail setting forth (A) statement of income items and Consolidated EBITDA of Borrower for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and (B) key operational information and statistics for such fiscal year consistent with internal and industry-wide reporting standards;

(b) Quarterly Reports. As soon as available and in any event within 45 days (or such earlier date on which Regency MLP is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year (i) the consolidated balance sheet of Regency MLP as of the end of such fiscal quarter and related consolidated income statements and statements of cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Regency MLP as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and the absence of footnotes required by GAAP, (ii) a narrative report and management’s discussion and analysis, in reasonable detail, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being understood that the information required by clauses (i) and (ii) may be furnished in the form of a Form 10-Q) and (iii) as soon as reasonably available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, each Joint Venture’s unaudited consolidated balance sheet and unaudited income statement for such quarter and unaudited cash flow statement for such year-to-date period prepared in accordance with GAAP. At any time at which the information described in clauses (i) and (ii) above is required to be delivered hereunder but Regency MLP is not subject to the Exchange Act Provisions, Regency MLP shall also furnish a management report in reasonable detail setting forth (A) statement of income items and Consolidated EBITDA of Borrower for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and (B) key operational information and statistics for such fiscal quarter and for the then elapsed portion of the fiscal year consistent with internal and industry-wide reporting standards;

(c) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, a report of the accounting firm auditing such financial statements stating that in the course of its regular audit of the financial statements of Regency MLP and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters subject to audit procedures has occurred or, if such accounting firm believes such a Default has occurred, specifying the nature and extent thereof;

(d) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;

(e) Budgets. Within 60 days after the beginning of each fiscal year, a budget for the Borrower in form reasonably satisfactory to the Administrative Agent for each quarter of such fiscal year prepared in detail, with appropriate presentation and discussion of the principal assumptions upon which such budget is based, accompanied by the statement of a Financial Officer to the effect that the budget of the Borrower is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget;

(f) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within five Business Days of knowledge thereof):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect; and

(d) any material change in the accounting policies or financial reporting practices of Borrower or Regency MLP.

Any information that any Loan Party is required to deliver to the Administrative Agent or any Lender pursuant to Section 5.01 and this Section 5.02 shall be deemed delivered if and when such information is filed on EDGAR or the equivalent thereof with the Securities and Exchange Commission.

SECTION 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) (i) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, Leases, servitudes, easements, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names necessary in the conduct of its business; (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated; (iii) comply with all applicable Laws (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; (iv) pay and perform its obligations under all Leases and Loan Documents; and (v) at all times maintain, preserve and protect all property material to the conduct of such business and keep such property, taken as a whole, in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business and Casualty Events) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times except in the case of (i), (ii), (iii), (iv) and (v) where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (x) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (y) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (z) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04 Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by reputable insurers that are, to the knowledge of the Borrower and its Restricted Subsidiaries, financially sound; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (iii) be reasonably satisfactory in all other respects to the Collateral Agent.

(c) Certificates. Concurrently with the annual renewal of the insurance required to be maintained pursuant to this Section 5.04, if requested by the Administrative Agent and the Collateral Agent, Borrower shall deliver a certificate or certificates of insurance showing that all insurance required to be maintained pursuant to this Section 5.04 has been obtained and is in effect to the Administrative Agent and the Collateral Agent.

(d) Flood Insurance. With respect to each portion of Mortgaged Property (other than Pipelines) on which improvements are located, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 5.05 Obligations and Taxes. Except as may be required by the Loan Documents, pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy, claim, Indebtedness or obligation so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Loan Party shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (b) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Employee Benefits. Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Loan Party or any ERISA Affiliates of any Loan Party knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Loan Parties or any of their ERISA Affiliates in an aggregate amount exceeding $1.0 million or the imposition of a Lien, a statement of a Financial Officer setting forth details as to such ERISA Event and the action, if any, that the Loan Parties propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Loan Party) as the Administrative Agent shall reasonably request.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Laws are made of all dealings and transactions in relation to its business and activities. Each Loan Party will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Loan Party at reasonable times during normal business hours and as often as reasonably requested and at such time to make extracts from and copies of such financial records (provided that so long as no Event of Default has occurred and is continuing the Lenders shall be entitled to only one such visit per year coordinated by the Administrative Agent and each other visit by the Administrative Agent shall be at its expense), and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Loan Party with the officers and employees thereof and advisors therefor (including independent accountants).

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.

SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.

(a) Comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property of any Loan Party to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits necessary for its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Loan Party shall be required to undertake any Response to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with

GAAP, (ii) such Response is being promptly and properly undertaken by a third party having adequate financial resources pursuant to a contractual obligation owed by such third party to such Loan Party, or (iii) the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Loan Parties commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

(c) Each Loan Party that is an owner of Mortgaged Property shall not use, store, handle or install nor permit to be used, handled or installed in the Mortgaged Property any Hazardous Materials, other than in compliance with applicable Environmental Laws except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10 Additional Collateral; Additional Guarantors. Subject in all respects to the definition of Excluded Properties and Excluded Perfections:

(a) Subject to this Section 5.10 and prior to the Investment Grade Date, with respect to any property acquired after the Effective Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof, subject to extension in the sole discretion of the Collateral Agent) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a First Priority Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Laws, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b) With respect to any person that becomes a Restricted Subsidiary after the Effective Date or with respect to any Joint Venture equity interest created or acquired by the Borrower or any Restricted Subsidiary after the Effective Date, Borrower’s or such Restricted Subsidiary’s equity ownership interest in such Restricted Subsidiary or Joint Venture shall be pledged as provided in Section 5.1 of the Security Agreement), promptly (and in any event within 30 days after such person becomes a Restricted Subsidiary or a Joint Venture, subject to extension in the sole discretion of the Collateral Agent) (i) prior to the Investment Grade Date, deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Restricted Subsidiary or all of the Equity Interests of such Joint Venture that are owned by the Borrower or a Restricted Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Restricted Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Restricted Subsidiary (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the Security Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary that is a Restricted Subsidiary, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or reasonably advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of this Section 5.10(b) shall not include any Equity Interests of a Foreign Subsidiary created or acquired after the Effective Date and (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.10(b), if, in the case of either clause (1) or (2), doing so would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger a material increase in the net income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code; provided that this exception shall not apply to (A) Voting Stock of any Restricted Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 65% of the total voting power of all outstanding Voting Stock of such Restricted Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Restricted Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.10(b).

(c) Prior to the Investment Grade Date, promptly grant to the Collateral Agent, within 60 days (subject to extension in the sole discretion of the Collateral Agent) of the acquisition thereof, a security interest in and Mortgage on (i) each Real Property owned in fee by such Loan Party acquired by such Loan Party after the Effective Date and that, together with any improvements thereon, individually has a fair market value of at least $25.0 million, and (ii) unless the Collateral Agent otherwise consents, each leased Real Property of such Loan Party which lease individually has a fair market value in excess of $25.0 million, in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected First Priority Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

(d) Prior to the Investment Grade Date, promptly grant to the Collateral Agent, within 60 days (subject to extension in the sole discretion of the Collateral Agent) of the acquisition of a Pipeline or Commercial Operation Date of a Pipeline, as applicable, acquired or constructed by a Loan Party after the Effective Date, a security interest in such Pipeline (to be perfected by a transmitting utility UCC financing statement) and a Mortgage on (i) the Pipeline together with all real property that is part of such Pipeline system and that is owned in fee by such Loan Party and (ii) at least 80% of the Pipeline ROWs for such Pipeline (calculated based upon the length of such Pipeline) in each case, as additional security for the Secured Obligations. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Pipeline (including a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

(e) Prior to the Investment Grade Date, promptly grant to the Collateral Agent, within 60 days (subject to extension in the sole discretion of the Collateral Agent), a security interest in and Mortgage lien on (i) any Building or Manufactured (Mobile) Home on any Mortgaged Property that individually has a replacement value of at least $10.0 million, as additional security for the Secured Obligations. Such Mortgage shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent. The Mortgage or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgage and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such Building or Manufactured (Mobile) Home (including (i) a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent), (ii) a Life of Loan flood hazard determination with respect to the parcel of real property on which such Building or Manufactured (Mobile) Home is located (together with a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower and each Loan Party related thereto) and (iii) in the event such Building or

Manufactured (Mobile) Home is located in an area identified by the Federal Emergency Management Agency (or successor agency) as a Special Flood Hazard Area with respect to where flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereinafter in effect or successor act thereto) evidence of flood insurance in form and substance reasonably acceptable to the Administrative Agent and Collateral Agent) in respect of such Mortgage.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Security Documents, any Loan Document or any other document executed in connection herewith, on or after Investment Grade Date, all Collateral and the Security Documents shall be released automatically and terminated without any further action. In connection with the foregoing, the Collateral Agent shall, at Borrower’s expense, promptly execute and file in the appropriate location and deliver to Borrower and each such Guarantor or Guarantor’s designee such termination and full or partial release statements or confirmation thereof, as applicable, and do such other things as are necessary to release the liens to be released pursuant hereto promptly upon the effectiveness of any such release.

SECTION 5.11 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral (other than Excluded Perfections) covered thereby subject to no other Liens except as permitted herein or by the applicable Security Document (including, but not limited to, financing statements, continuation statements and extension agreements), or obtain any consents or waivers as may be necessary or appropriate in connection therewith; deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents; and correct any material defect or error that may be discovered in any Security Document or in the execution, acknowledgement, filing or recordation thereof. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may require. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by any Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

SECTION 5.12 Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 20 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable; provided, however, that if such Loan Party does not have, and has not had, assets or liabilities in excess of $25,000, such notice may be provided promptly (but in no event later than 15 days, subject to extension in the sole discretion of the Collateral Agent) after effecting the changes described above. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it.

SECTION 5.13 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) Unless designated after the Effective Date in writing to the Administrative Agent pursuant to this Section, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries after the Effective Date shall be classified as a Restricted Subsidiary.

(b) The Borrower may designate any Subsidiary (including a newly formed or newly acquired Subsidiary) as an Unrestricted Subsidiary, provided that (i) any such designation shall be deemed to be an Investment on the date of such designation in an Unrestricted Subsidiary in an amount equal to the sum of the (A) the fair market value of the outstanding Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary and (B) the aggregate principal amount of any Indebtedness owed by such Unrestricted Subsidiary to the Borrower and its Restricted Subsidiaries immediately prior to such designation, all calculated, on a consolidated basis in accordance with GAAP, (ii) the representations and warranties of the Loan Parties contained in each of the Loan Documents shall be true and correct on and as of the date of such designation as if made on and as of such date (or, if stated to have been made expressly as of an earlier date, were true and correct as of such earlier date), (iii) after giving effect to such designation, no Default or Event of Default would exist, (iv) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 6.10, (v) such Subsidiary shall be treated as an “Unrestricted Subsidiary” for purposes of any indenture or agreement governing notes which is permitted under the terms of this Agreement and to which any Loan Party is or becomes a party, (vi) the Investment represented by such designation shall be permitted under Section 6.04(a)(xvi) and (vii) the Borrower shall provide to the Administrative

Agent an Officer’s Certificate in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions has been satisfied. Except as provided in this Section, no Restricted Subsidiary may be re-designated as an Unrestricted Subsidiary.

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct in all material respects on and as of the date of such designation as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such earlier date), (ii) after giving effect to such designation, no Default or Event of Default would exist and (iii) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 6.10.

(d) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, guarantee any Indebtedness or other obligations of any Unrestricted Subsidiary, other than (i) to the extent permitted by Section 6.04, (ii) Letters of Credit issued hereunder for the account of an Unrestricted Subsidiary subject to the limitations contained in Section 2.17 and (iii) guarantees of performance obligations of any Unrestricted Subsidiary arising in the ordinary course of business and related to the operation of such Unrestricted Subsidiary’s business; provided that, for the avoidance of doubt, no such Guarantee under the forgoing clause (ii) shall, directly or indirectly, (A) benefit the holder of Indebtedness of such Unrestricted Subsidiary or (B) guarantee payment obligations of an Unrestricted Subsidiary, including accounts payable and capital expenditures, or payment obligations related to the purchase, construction or development of property.

(e) The Borrower will not permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Indebtedness of, any Restricted Subsidiary or any Material Project JV.

SECTION 5.14 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.14, or otherwise under this Agreement or any other Loan Document, voidable under applicable Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until: (i) the termination of the Revolving Commitments and (ii) the payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 5.14 constitute, and this Section 5.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 5.15 Post-Closing Matters.

(a) Within 30 days following the Effective Date (subject to extension in the sole discretion of the Collateral Agent), the Collateral Agent shall have received the following with respect to the real property subject to a Mortgage as of the Effective Date (the “Existing Mortgaged Property”):

(i) an amendment to each existing Mortgage (each a “Mortgage Amendment”) (or to the extent requested by the Administrative Agent, a new Mortgage or an amended and restated Mortgage) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where such existing Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable Law, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(ii) with respect to each Mortgage Amendment, opinions of local counsel or such other special counsel to the Loan Parties, which opinions (a) shall be addressed to the Collateral Agent and each of the Lenders, (b) shall cover the due authorization, execution, delivery and enforceability of the respective Mortgage as amended by the Mortgage Amendment and such other matters incident to the transactions contemplated herein as Administrative Agent may reasonably request and (c) shall be in form and substance reasonably satisfactory to the Collateral Agent; and

(iii) such other certificates, documents and information as are reasonably requested by the Lenders.

(b) Within 60 days following the Effective Date (subject to extension in the sole discretion of the Collateral Agent), the Collateral Agent shall have received the following with respect to the real property set forth on Schedule 5.15 (the “New Mortgaged Property”):

(i) a Mortgage or Mortgage Amendment, as applicable, on (A) any New Mortgaged Property consisting of a Pipeline together with all real property that is part of such Pipeline system and that is owned in fee by a Loan Party and (ii) at least 80% of the Pipeline ROWs for such Pipeline (calculated based upon the length of such Pipeline), duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office of each applicable political subdivision where each such New Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable Law, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(ii) with respect to each Mortgage or Mortgage Amendment, as applicable, opinions of local counsel or such other special counsel to the Loan Parties, which opinions (1) shall be addressed to the Collateral Agent and each of the Secured Parties, (2) shall cover the due authorization, execution, delivery and enforceability of such Mortgage or Mortgage Amendment and such other matters incident to the transactions contemplated herein as Administrative Agent may reasonably request and (3) shall be in form and substance reasonably satisfactory to the Collateral Agent; and

(iii) such other certificates, documents and information as are reasonably requested by the Lenders.

(c) Within 60 days following the Effective Date (subject to extension in the sole discretion of the Administrative Agent), the Administrative Agent shall have received title information satisfactory to it on such of the RW Mortgaged Property as the Administrative Agent may reasonably require.

(d) Within 30 days following the Effective Date (subject to extension in the sole discretion of the Administrative Agent), (i) any Subsidiary acquired pursuant to the Southern Union Acquisition or any successor entity to such Subsidiary (collectively, the “SUG Subsidiaries”) shall (A) execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (B) take all actions necessary or reasonably advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by the Security Agreement in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and (iii) (A) the Borrower or the applicable Restricted Subsidiary shall pledge its equity ownership interest in (1) each SUG Subsidiary and (2) any Joint Venture acquired or created pursuant to the Southern Union Acquisition as provided in Section 5.1 of the Security Agreement and (B) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such SUG Subsidiary and such Joint Venture, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such SUG Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party.

(e) Within 30 days following the Effective Date (subject to extension in the sole discretion of the Administrative Agent), the Administrative Agent shall have received certificates of insurance naming the Collateral Agent as loss payee with respect to such of the Loan Parties’ property insurance policies as the Administrative Agent deems material in its reasonable discretion and additional insured with respect to such of the Loan Parties’ liability insurance policies as the Administrative Agent deems material in its reasonable discretion, and covering the Loan Parties’ properties with such insurance carriers, for such amounts and covering such risks as are acceptable to the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower, its Restricted Subsidiaries and, solely with respect to Section 6.14, Regency MLP, covenant and agree with each Lender that, so long as this Agreement shall remain in effect and until the Revolving Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan

Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, Borrower will not, nor will it cause or permit any Restricted Subsidiary to, and, solely with respect to Section 6.14, Regency MLP will not:

SECTION 6.01 Indebtedness.

(a) Prior to the Investment Grade Date, incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(i) Indebtedness incurred under this Agreement (including Sections 2.18 and 2.19) and the other Loan Documents;

(ii) (A) Indebtedness outstanding on the Effective Date and listed on Schedule 6.01(b), and (B) refinancings or renewals thereof; provided that (1) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and an amount equal to any unutilized commitment under the Indebtedness being renewed or refinanced, (2) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (3) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(iii) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case entered into in the ordinary course of business and not for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (A) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (B) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(iv) Indebtedness permitted by Section 6.04(a)(vi);

(v) Indebtedness in respect of (A) Purchase Money Obligations and refinancings or renewals thereof, in an aggregate amount not to exceed $10.0 million at any time outstanding, and (B) Capital Lease Obligations and refinancings or renewals thereof, in an aggregate amount not to exceed $10.0 million at any time outstanding;

(vi) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Borrower or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(vii) Contingent Obligations of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted under this Section 6.01;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(ix) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(x) unsecured Indebtedness of the Borrower or any Restricted Subsidiary; provided that (A) no Event of Default has occurred and is continuing or would occur after giving effect to such incurrence, (B) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Section 6.10 as of the most recent Test Period, (C) the latest maturity date of such Indebtedness shall not be prior to the Maturity Date and shall not have a weighted average life to maturity that is shorter than that of the existing Loans, and (D) such Indebtedness does not have the benefit of, directly or indirectly, any covenants or definitions that are more restrictive than those set forth herein;

(xi) Indebtedness of the Borrower or any Restricted Subsidiary (A) constituting Indebtedness of such Borrower or Restricted Subsidiary solely under clause (e) of the definition of “Indebtedness” and solely because of a Lien on the Equity Interests of a Joint Venture owned by such Borrower or Restricted Subsidiary to secure Indebtedness of such Joint Venture and its Subsidiaries and (B) whose holder’s sole recourse to Borrower or any Restricted Subsidiary is through such Lien on such Equity Interests;

(xii) non-recourse Indebtedness of a Restricted Subsidiary of Borrower assumed by such Restricted Subsidiary in connection with any Permitted Acquisition (or, if such Restricted Subsidiary is acquired as part of such Permitted Acquisition, existing prior thereto); provided, however, that such Indebtedness exists at the time of such Permitted Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with such Permitted Acquisition;

(xiii) Indebtedness arising from agreements incurred by the seller in connection with an Asset Sale permitted pursuant to Section 6.06 and providing for indemnification, adjustments of purchase price or similar obligations; provided, however, that such Indebtedness shall be permitted solely if it is not reflected on the balance sheet and other financial statements of the Borrower or the Restricted Subsidiary, as applicable, (unless such amount reflected on the balance sheet and other financial statements does not exceed $2.0 million) other than as a contingent obligation referred to in a footnote to such financial statements;

(xiv) Indebtedness owed to any person with respect to premiums payable for property, casualty or liability insurance for the Borrower or any Restricted Subsidiary, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year; and

(xv) Indebtedness consisting of indemnity obligations in connection with any Permitted Acquisition; provided, however, that such Indebtedness shall be permitted solely if it is not reflected on the balance sheet and other financial statements of the Borrower or the Restricted Subsidiary, as applicable, (unless such amount reflected on the balance sheet and other financial statements does not exceed $2.0 million) other than as a contingent obligation referred to in a footnote to such financial statements.

(b) On or after the Investment Grade Date, incur, create, assume or permit to exist, directly or indirectly, any Priority Debt at any one time outstanding in an aggregate principal amount exceeding 10% of Consolidated Net Tangible Assets.

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, or (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b) Liens in respect of property of the Borrower or any Restricted Subsidiary imposed by Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Borrower and the Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, (ii) which, if they secure obligations that are then overdue by more than 90 days and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c) any Lien in existence on the Effective Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(a)(ii)(B)(1), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Effective Date and (ii) does not encumber any property other than the property subject thereto on the Effective Date (any such Lien, an “Existing Lien”);

(d) terms, conditions, exceptions, limitations, easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property or Pipelines, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such material Real Property or material Pipeline or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Loan Parties at such material Real Property or material Pipeline, and for the purposes of this Agreement, a minor title deficiency shall include, but not be limited to, terms, conditions, exceptions, limitations, easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of Borrower or any Restricted Subsidiary that are customarily granted in the midstream industry or oil and gas industry; provided, however, that such deficiencies shall not have, individually or in the aggregate, a Material Adverse Effect;

(e) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which the Borrower or the Restricted Subsidiary, as applicable, shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation or (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); provided that (i) with respect to clauses (x) and (y) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents,

(iii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (iv) the aggregate amount of deposits at any time pursuant to clause (y) of this paragraph (f) shall not exceed $1.0 million in the aggregate;

(g) Leases of the properties of Borrower or any Restricted Subsidiary, in each case entered into in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of Borrower or any Restricted Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h) Liens, other than on Real Property, arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(a)(v); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of the Borrower or any Restricted Subsidiary;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any of the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with the Borrower or any Restricted Subsidiary to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(l) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m) licenses of Intellectual Property granted by the Borrower or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower and the Restricted Subsidiaries;

(n) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o) Liens on the Equity Interests of Joint Ventures to secure Indebtedness permitted pursuant to Section 6.01(a)(xi) if no holder of such Indebtedness has or could have upon the occurrence of any contingency any recourse against the Borrower or any Restricted Subsidiary or any assets of the Borrower or any Restricted Subsidiary (other than such Equity Interests);

(p) Liens upon specific items of inventory or other goods and related proceeds of the Borrower or any Restricted Subsidiary securing such person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such person to facilitate the shipment or storage of such inventory or other goods;

(q) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, insurance premiums, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business not to exceed $1.0 million at any time outstanding;

(r) Liens solely on any cash earnest money deposits not to exceed $5.0 million at any time outstanding made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or a Joint Venture;

(s) options, put and call arrangements, rights of first refusal, setoff rights, rights of first offer and similar contractual encumbrances, and customary limitations and restrictions constituting negative pledges contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co-owners’ agreements, and similar agreements to the extent that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held or materially impair the value of such property subject thereto;

(t) Liens on assets being disposed of by the Borrower or any Restricted Subsidiary pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets, provided that such merger agreement, stock or asset purchase agreement or similar agreement in respect of the disposition of such asset is permitted pursuant to the terms of this Agreement;

(u) Liens incurred in the ordinary course of business in connection with margin requirements under Hedging Agreements not to exceed in the aggregate $3.0 million at any time outstanding;

(v) Liens incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries with respect to obligations that do not in the aggregate exceed $5.0 million at any time outstanding, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Security Documents; and

(w) Liens incurred in connection with any Priority Debt permitted under Section 6.01(b);

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents.

SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04 Investment, Loan and Advances.

(a) Prior to the Investment Grade Date, directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(i) [Intentionally Omitted];

(ii) Investments outstanding on the Effective Date and identified on Schedule 6.04(a)(ii);

(iii) the Borrower and the Restricted Subsidiaries may (i) acquire and hold accounts receivables, payment intangibles, chattel paper, notes receivable and similar items owing to any of them if created or acquired in the ordinary course of business, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(iv) Hedging Obligations incurred pursuant to Section 6.01(a)(iii);

(v) loans and advances to directors, employees and officers of Borrower and the Restricted Subsidiaries for bona fide business purposes, in aggregate amount not to exceed $5.0 million at any time outstanding;

(vi) Investments (i) by Borrower in any Subsidiary Guarantor and (ii) by a Subsidiary Guarantor in another Subsidiary Guarantor; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and pledged by such Borrower or Subsidiary Guarantor as Collateral pursuant to the Security Documents;

(vii) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of amounts due (including in settlement of delinquent obligations and other disputes with supplies and customers);

(viii) Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06 or other asset sales not prohibited by this Agreement;

(ix) [Intentionally Omitted];

(x) Investments made by Borrower or any Restricted Subsidiary in any Closing Date Entity; provided, that, after giving pro forma effect to such Investment, the Borrower shall be in compliance with all of the covenants set forth in Section 6.10;

(xi) Investments in pledges, deposits and payment or performance bonds made or given in the ordinary course of business;

(xii) Investments in Capital Expenditures of the Borrower and the Restricted Subsidiaries;

(xiii) Investments constituting Contingent Obligations permitted by Section 6.01;

(xiv) advances and loans to Regency MLP for the purposes and in the amounts necessary to pay the fees, expenses and taxes permitted by Section 6.08;

(xv) Investments in respect of Permitted Acquisitions; and

(xvi) other Investments in an aggregate amount not to exceed $300.0 million at any time outstanding.

(b) On or after the Investment Grade Date, make or permit to remain outstanding any Investments, except Investments that do not (i) violate the Borrower’s or any Restricted Subsidiary’s partnership or other governing agreement, and (ii) after giving effect to such Investment, violate Section 6.15.

SECTION 6.05 Mergers and Consolidations; Dissolution. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) Asset Sales in compliance with Section 6.06;

(b) Acquisitions in compliance with Section 6.07;

(c) any Restricted Subsidiary may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower is the surviving person in the case of any merger or consolidation involving Borrower, and a Subsidiary Guarantor is the surviving person and remains a Wholly Owned Subsidiary of Borrower in any merger or consolidation involving a Subsidiary Guarantor); provided that the Lien on and security interest in property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable; and

(d) any Restricted Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

To the extent the Required Lenders (or all Lenders if required by Section 10.02) waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to the Borrower or its Restricted Subsidiaries) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate in order to effect the foregoing.

SECTION 6.06 Asset Sales. Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a) abandonment or disposition of used, worn out, obsolete or surplus property by the Borrower or any Restricted Subsidiary in the ordinary course of business and the abandonment or other disposition of Intellectual Property that, in the reasonable judgment of Borrower, should be replaced, is no longer economically practicable to maintain or is no longer useful in the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(b) other Asset Sales; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this Section 6.06(b) shall not exceed five percent (5%) of Consolidated Net Tangible Assets in any four consecutive fiscal quarters of Borrower;

(c) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(d) [Intentionally Omitted];

(e) mergers and consolidations in compliance with Section 6.05;

(f) Investments in compliance with Section 6.04;

(g) assignments and licenses of Intellectual Property of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(h) any Asset Sale by any Restricted Subsidiary to Borrower or any other Restricted Subsidiary;

(i) transfers resulting from Casualty Events so long as the proceeds thereof are applied in accordance with Section 2.09(d);

(j) the Borrower and any Restricted Subsidiary may transfer assets as part of the consideration for Investment in a Joint Venture so long as the fair market value of such assets is counted against the amount of Investments allowed under Section 6.04(a)(x);

(k) the Borrower and any Restricted Subsidiary may dispose of defaulted receivables and similar obligations in the ordinary course of business; and

(l) the Borrower and any Restricted Subsidiary may dispose of non-core assets acquired in a Permitted Acquisition.

To the extent the Required Lenders (or all Lenders if required by Section 10.02) waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to the Borrower or any Restricted Subsidiary) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate in order to effect the foregoing.

SECTION 6.07 Acquisitions. Prior to the Investment Grade Date, make any Acquisition, except that the following shall be permitted:

(a) Capital Expenditures by Borrower and the Restricted Subsidiaries;

(b) purchases and other acquisitions of tangible or intangible property in the ordinary course of business;

(c) Investments in compliance with Section 6.04;

(d) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(e) Permitted Acquisitions; and

(f) mergers and consolidations in compliance with Section 6.05;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable.

SECTION 6.08 Dividends.

(a) Prior to the Investment Grade Date, authorize, declare, pay or set aside funds for the express purpose of making, directly or indirectly, any Dividends with respect to Borrower or any Restricted Subsidiary, except that the following shall be permitted:

(i) Dividends by any Restricted Subsidiary to Borrower or to any Guarantor that is a Wholly Owned Subsidiary of Borrower;

(ii) payments to Regency MLP as reimbursement for expenses pursuant to the Regency MLP Agreement; and

(iii) so long as no Default or Event of Default has occurred or is continuing either prior to or after giving effect to such Dividends, Dividends to Regency MLP up to the amount of Available Cash; provided that the Borrower shall not be permitted to make cash Dividends to Regency MLP in respect of any Qualified Capital Stock issued pursuant to a Specified Equity Contribution for four full consecutive quarters following the issuance of such Qualified Capital Stock.

(b) On or after the Investment Grade Date, authorize, declare, pay or set aside funds for the express purpose of making, directly or indirectly, any Dividends with respect to the Borrower or any Restricted Subsidiary if an Event of Default has occurred and is continuing, or could result therefrom; provided that the Borrower shall not be permitted to make cash Dividends to Regency MLP in respect of any Qualified Capital Stock issued pursuant to a Specified Equity Contribution for four full consecutive quarters following the issuance of such Qualified Capital Stock.

SECTION 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Borrower or any Restricted Subsidiary (other than between or among Borrower and the Restricted Subsidiaries), other than on terms and conditions at least as favorable to Borrower or such Restricted Subsidiary as would reasonably be obtained by Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments permitted by Sections 6.04(a)(v), (vi), (vii), (x), (xiv) and (xvi);

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Ultimate General Partner;

(d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e) the existence of, and the performance by Borrower or any Restricted Subsidiary of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or security holders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Effective Date and which has been disclosed to the Lenders as in effect on the Effective Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by Borrower or any Restricted Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the

Effective Date shall only be permitted by this Section 6.09(e) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Effective Date;

(f) sales of Qualified Capital Stock of Regency MLP to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(g) any transaction with an Affiliate where the only consideration paid by Borrower or any Restricted Subsidiary is Qualified Capital Stock of Regency MLP;

(h) the Transactions as contemplated by the Loan Documents;

(i) payments or transactions pursuant to the Regency MLP Agreement; and

(j) payments or transactions pursuant to the Services Agreement.

SECTION 6.10 Financial Covenants.

(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio for the last day of each Test Period (a) ending on or prior to March 31, 2015 to exceed 5.50 to 1.0 and (b) ending after March 31, 2015 to exceed 5.25 to 1.0; provided that the Total Leverage Ratio for the last day of each Test Period ending during a Specified Acquisition Period shall not exceed 5.50 to 1.0; provided, further, that the Total Leverage Ratio for the last day of each Test Period occurring after the Investment Grade Date shall be no greater than (i) 5.00 to 1.00 or (ii) during a Specified Acquisition Period, 5.50 to 1.00.

(b) Minimum Consolidated Interest Coverage Ratio. Prior to the Investment Grade Date, permit the Consolidated Interest Coverage Ratio, for the last day of any Test Period to be less than 2.50 to 1.0.

(c) Maximum Senior Secured Leverage Ratio. Prior to the Investment Grade Date, permit the Senior Secured Leverage Ratio for the last day of any Test Period ending at any time after the Effective Date to exceed 3.25 to 1.0.

SECTION 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:

(a) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any outstanding Subordinated Indebtedness, except as otherwise permitted by this Agreement; or

(b) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders.

SECTION 6.12 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Restricted Subsidiary, or pay any Indebtedness owed to Borrower or a Restricted Subsidiary, (b) make loans or advances to Borrower or any Restricted Subsidiary or (c) transfer any of its properties to Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Law; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (vii) any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of Borrower; (viii) without affecting the Borrower or any Restricted Subsidiary’s obligations under Section 5.10, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (ix) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (x) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; or (xi) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (vii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.13 Limitation on Issuance of Capital Stock. With respect to Borrower or any Restricted Subsidiary, issue any Equity Interest other than Qualified Capital Stock. All Equity Interests issued in accordance with this Section 6.13 shall, to the extent required by Sections 5.10 and 5.11 or any Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the Security Agreement.

SECTION 6.14 Limitation on Operating Subsidiaries. Regency MLP will not create another operating Subsidiary other than Borrower or a Restricted Subsidiary of Borrower.

SECTION 6.15 Business. Engage (directly or indirectly) in any business other than those businesses in which Borrower and its Restricted Subsidiaries are engaged on the Effective Date (or which are reasonably related thereto or are reasonable extensions thereof).

SECTION 6.16 Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.17 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of Borrower or any Restricted Subsidiary to secure the Secured Obligations; and (4) any prohibition or limitation that (a) exists pursuant to applicable Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or a Restricted Subsidiary, (d) exists in any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (4)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.18 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower and the Restricted Subsidiaries shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming Borrower’s and the Restricted Subsidiaries’ compliance with this Section 6.18).

(b) Cause or permit any of the funds of Borrower or any Restricted Subsidiary that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Law.

SECTION 6.19 Embargoed Person. Cause or permit (a) any of the funds or properties of Borrower or any Restricted Subsidiary that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”)

that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Law promulgated thereunder, with the result that the investment in Borrower or any Restricted Subsidiary (whether directly or indirectly) is prohibited by a Law, or the Loans made by the Lenders would be in violation of a Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in Borrower or any Restricted Subsidiary, with the result that the investment in Borrower or any Restricted Subsidiary (whether directly or indirectly) is prohibited by a Law or the Loans are in violation of a Law.

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, any Hedging Agreement or any Cash Management Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations, other than Excluded Swap Obligations, being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Revolving Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(a)(iv) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be released, and the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made in or in connection with or pursuant to any Loan Document or the borrowings or issuances of Letters of Credit hereunder or in any notice or certificate delivered hereunder, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.02(a), 5.03(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to Borrower;

(f) any Loan Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $10.0 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Loan Parties if such Hedging Obligations were terminated at such time);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party, or of a substantial part of the property of any Loan Party, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of the property of any Loan Party; or (iii) the winding-up or liquidation of any Loan Party; and such proceeding or petition shall continue undismissed and unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of the property of any Loan Party; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) subject to the rights of Restricted Subsidiaries of Borrower under Section 6.05(d), wind up or liquidate;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $10.0 million (that are not covered by insurance from an insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Loan Party to enforce any such judgment;

(j) one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(k) any security interest and Lien purported to be created by any Security Document with respect to any Collateral worth, individually or in the aggregate, in excess of $1.0 million shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected First Priority security interest in and Lien on all of such Collateral (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, First Priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on such Collateral;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Regency MLP or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Revolving Commitments, (ii) require that the Borrower Cash Collateralize the LC Exposure (in an amount equal to the then outstanding amount thereof); and (iii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Borrower described in paragraph (g) or (h) above, the Revolving Commitments shall automatically terminate, the obligation of the Borrower to Cash Collateralize the LC Exposure as aforesaid shall automatically become effective and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02 Rescission. If at any time after termination of the Revolving Commitments or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrower, the termination of the Revolving Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Bank to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, to the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize that portion of the LC Exposure comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.20;

(d) Fourth, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal and Reimbursement Obligations), and any fees, premiums and scheduled periodic payments due under Secured Hedging Agreements or Secured Cash Management Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(e) Fifth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations (including Reimbursement Obligations) and any breakage, termination or other payments under Secured Hedging Agreements or Secured Cash Management Agreements constituting Secured Obligations and any interest accrued thereon; and

(f) Sixth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency. Each Loan Party acknowledges the relative rights, priorities and agreements of the Secured Parties, as set forth in this Agreement, including as set forth in this Section 8.03. Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder shall not be applied to the Indebtedness that is comprised of Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this clause, the Collateral Agent shall make such adjustments as it determines are appropriate to distributions pursuant to this Section 8.03 from amounts received from “eligible contract participants” under the Commodity Exchange Act or any regulations promulgated thereunder to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in this Section 8.03 by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to this Section 8.03).

SECTION 8.04 Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, in the event that Borrower fails to comply with the requirements of Section 6.10(a) or (b), until the expiration of the 10th day subsequent to the date the certificate calculating such covenant is required to be delivered pursuant to Section 5.01(c), Regency MLP shall have the right to make a Specified Equity Contribution to the Borrower (the “Cure Right”), and upon the receipt by Borrower of such Specified Equity Contribution (the “Cure Amount”) pursuant to the exercise by Regency MLP of such Cure Right such covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased, solely for the purpose of measuring such covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all such covenants, the Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of either such covenant that had occurred shall be deemed cured for this purposes of the Agreement.

In each Test Period, (x) there shall be at least two fiscal quarters in which no cure set forth in this Section 8.04 is made, (y) the Cure Right shall not be exercised in consecutive fiscal quarters and

(z) the Cure Amount applied to the Cure Right shall not exceed 15% of Consolidated EBITDA for such Test Period. The Cure Right shall not be exercised more than 4 times during the term of this Agreement. The payment of any Dividends in respect of Qualified Capital Stock issued pursuant to a Specified Equity Contribution shall be subject to the limitations set forth in Section 6.08.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01 Appointment and Authority.

(a) Each of the Lenders (including the Swingline Lender), the Issuing Banks and the other Secured Parties hereby irrevocably appoints Wells Fargo Bank, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Each of the Lenders (including the Swingline Lender), the Issuing Banks and the other Secured Parties hereby irrevocably appoints and authorizes Wells Fargo Bank, to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents (and to hold any security interest created by the Security Documents for and on behalf of or on trust for) such Lender for the purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, the Secured Obligations or the Guarantee Obligations together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent or the Collateral Agent pursuant to Section 9.05 for the purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.10, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of the this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender or the Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) that value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Banks, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Banks unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Banks prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above, provided, that, if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 No Other Duties, etc.; Appointment. Anything herein to the contrary notwithstanding, none of the agents or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or any Issuing Bank hereunder. The Administrative Agent and Borrower may appoint additional or different Co-Syndication Agents and amend (or amend and restate) this Agreement to reflect such appointments without the approval of any Lender other than any resigning Co-Syndication Agent.

SECTION 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loan, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agents and their respective agents and external counsel and all other amounts due the Lenders, the Issuing Banks and the Agents under Sections 2.05 and 10.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequester or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensations, expenses, disbursements and advances of the Administrative Agent and its agents and external counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 10.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender of Issuing Bank in any such proceeding.

SECTION 9.10 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall severally indemnify upon demand each Agent and its Related Parties (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent and its Related Parties from and against any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any external counsel for any Agent) incurred by it; provided that no Lender shall be liable for the payment to any Agent or its Related Party of any portion of such losses, claims, damages, liabilities and related expenses resulting from such Agent’s or Related Party’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided, that, no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.10. In the case of any investigation, litigation or proceeding giving rise to any loss, claim, damage, liability and related expense this Section 9.10 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent or Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.10 shall survive termination of the Revolving Commitments, the payment of all other Obligations, Secured Obligations and Guaranteed Obligations, and the resignation of such Agent.

SECTION 9.11 Collateral and Guaranty Matters. The Lenders, the Issuing Banks and the Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (a) upon termination of the Revolving Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (b) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (c) subject to Section 10.02, if approved, authorized or ratified in writing by the Required Lenders or, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC continuation statements and except as to Collateral consisting of Real Property or Pipelines to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (d) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under Section 7.09; and

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes such Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents in accordance with the terms of the Loan Documents and this Section 9.11.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent in connection with such tax, including any penalties or interest and together with any all expenses incurred.

SECTION 9.12 Secured Hedging Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedging Bank that obtains the benefits of Section 8.03 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedging Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedging Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedging Bank, as the case may be.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	if to any Loan Party, to Borrower at:

Regency Gas Services LP

2001 Bryan St.

Suite 3700

Dallas, Texas 75201

Attention: Tom Long

Telecopier No.: (214) 840-5400

E-mail: tom.long@regencygas.com

(ii)	if to the Administrative Agent, the Collateral Agent, Swingline Lender or Issuing Bank, to it at:

Wells Fargo Bank, National Association

550 South Tryon Street, 6th Floor

Charlotte, NC 28202

Attention: Brian Ballard

Telecopier No.: (704) 590-2774

E-mail: brian.a.ballard1@wellsfargo.com

(iii)	if to a Lender, to it at its address (or telecopier number) set forth in the Register.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The

Administrative Agent, the Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address, telecopier number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at brian.a.ballard1@wellsfargo.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising, and no course of dealing with respect to, any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege, or any abandonment or discontinuance of steps to enforce such a right, power or privilege, hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of each Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Sections 10.02(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Revolving Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Revolving Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii) and provided, further, that, any waiver of all or a portion of any post-default increase in interest rates shall be effective upon the consent of the Required Lenders), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii) (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any Reimbursement Obligation or any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Revolving Commitment or any Letter of Credit beyond the Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi) release Regency MLP or all or substantially all of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii) release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Loans made pursuant to Sections 2.18 and 2.19 or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii) change Section 2.13(b) or (c) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), 2.16(d) and 2.17(d), without the written consent of each Lender directly affected thereby;

(ix) change any substantive provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby;

(x) change the percentage set forth in the definition of “Required Lenders,” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi) [Reserved.]

(xii) change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xiii) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Required Lenders, the Administrative Agent and the Issuing Bank;

(xiv) change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender; or

(xv) expressly change or waive any condition precedent in Section 4.02 to any Borrowing without the written consent of the Required Lenders.

Notwithstanding anything in this Section 10.02 to the contrary, any Increase Joinder or Revolving Loan Joinder may, without the consent of any Lenders other than those participating in such joinder, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of Sections 2.18 and 2.19, as applicable.

(c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Law.

(d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace such non-consenting Lender or Lenders, so long as all non-consenting Lenders are so replaced, with one or more persons pursuant to Section 2.15 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel, and local counsel, for the Administrative Agent and/or the Collateral Agent), the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Document or any other document referred to therein, (iv) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel, and local counsel who specialize in gas and pipeline matters, for the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (v) all documentary and similar taxes and charges in respect of the Loan Documents.

(b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) each Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel, and local counsel who specialize in gas and pipeline matters, for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, further, that Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnitees unless, in the reasonable written opinion of outside counsel to such Indemnitees, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.13(c). For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Revolving Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 10.03 shall be payable not later than three (3) Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.03 shall survive the resignation of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Swingline Lender, the replacement of any Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all the Obligations.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (B) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (C) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void) and (iii) no Lender may assign to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Revolving Commitments or the Loans owing to it hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that

(i) except in the case of any assignment made in connection with the primary syndication of the Revolving Commitment and Loans by the Arrangers or an assignment of the entire remaining amount of the assigning Lender’s Revolving

Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed) (provided that all amounts assigned shall be aggregated in calculating the $5.0 million minimum in the event of simultaneous assignments to or from two or more Lender Affiliates);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together, if the assignment is not to a Lender, an Affiliate of a Lender or an Approved Fund, with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent such information regarding the Eligible Assignee as may be requested by the Administrative Agent.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c) Register. The Administrative Agent, (c) acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender sell participations to any person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.15 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent (i) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or (ii) the Borrower consents to the participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.15 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any

Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.11, 2.13 and 2.14 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

SECTION 10.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when the conditions set forth in Section 4.01 are satisfied (or waived pursuant to Section 10.02), when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Borrower, the Guarantors, the Agents and the Lenders agree that (i) all obligations under the Fifth Amended and Restated Credit Agreement, that is amended and restated hereby, shall continue to exist under and be evidenced by this Agreement and the other Loan Documents and shall constitute Obligations and (ii) except as expressly stated herein or amended, the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Secured Obligations. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the remaining provisions hereof and thereof shall remain in full force and effect and shall be liberally construed to carry out the provisions and intent hereof and thereof; provided, if any one or more of the provisions contained in this Agreement or any other Loan Document shall be determined or held to be invalid or unenforceable because such provision is overly broad as to duration, geographic scope, activity, subject or otherwise, such provision shall be deemed amended (and any court or other tribunal is hereby authorized to reform this Agreement or such other Loan Document accordingly) by limiting and reducing it to the minimum extent necessary to make such provision valid and enforceable. The invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANKS OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE

FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.09(b). EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTION 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS OF LAW OF THE STATE OF NEW YORK SHALL APPLY TO THE LOAN DOCUMENTS AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.01. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors (including accountants, legal counsel and other advisors) and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Law or by any subpoena or similar legal process, (d) to any other party to this Agreement or to any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action, suit or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Regency MLP or any of its Subsidiaries relating to Regency MLP or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by Regency MLP or any of its Subsidiaries; provided that, in the case of information received from Regency MLP or any of its Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Laws which are presently in effect, or to the extent allowed by Law, under such Law which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws allow as of the Effective Date, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 Obligations Absolute. To the fullest extent permitted by applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.16 Amendment and Restatement.

(a) On the Effective Date (i) this Agreement renews and extends (and does not release or novate) the indebtedness and obligations outstanding under the Fifth Amended and Restated Credit Agreement, (ii) the commitments under the Fifth Amended and Restated Credit Agreement are renewed and replaced by the commitments to the Borrower hereunder and all other covenants and provisions of the Fifth Amended and Restated Credit Agreement are terminated, except provisions that expressly survive such termination pursuant to the terms of the Fifth Amended and Restated Credit Agreement, including indemnification provisions, (iii) all Liens and guarantee agreements securing or benefiting the commitments, obligations and liabilities under the Fifth Amended and Restated Credit Agreement shall continue and shall secure and benefit the Loans and other obligations and liabilities of the Loan Parties under this Agreement, and (A) the Security Documents delivered pursuant to this Agreement shall amend and restate the Liens securing or benefiting the commitments, obligations and liabilities under the Fifth Amended and Restated Credit Agreement whether or not any such Security Document so expressly states, and (B) this Agreement shall amend and restate the guarantees securing or benefiting the commitments, obligations and liabilities under the Fifth Amended and Restated Credit Agreement.

(b) From and after the Effective Date, (i) each Exiting Lender shall have no obligations or liabilities under this Agreement, (ii) all Letters of Credit (as defined in the Fifth

Amended and Restated Credit Agreement) outstanding under the Fifth Amended and Restated Credit Agreement will be deemed outstanding under this Agreement and will be governed as if issued under this Agreement, (iii) no Exiting Lender shall have any rights under this Agreement or any other Loan Document (other than rights under the Fifth Amended and Restated Credit Agreement expressly stated to survive the termination of such agreement and the repayment of amounts outstanding thereunder) and (iv) that portion of the Exiting Lenders’ outstanding loans under the Fifth Amended and Restated Credit Agreement assigned pursuant to this Agreement shall hereby continue as Loans of the Lenders outstanding under this Agreement.

(c) In connection herewith, and for an agreed consideration, each Exiting Lender hereby irrevocably sells, assigns, transfers and conveys, and each of the Lenders (severally and not jointly) hereby irrevocably purchase all of such Exiting Lender’s rights and obligations in its capacity as a lender under the Fifth Amended and Restated Credit Agreement and any other documents or instruments delivered pursuant thereto (including all loans outstanding thereunder and all rights and obligations of such Exiting Lender under the Fifth Amended and Restated Credit Agreement) and, to the extent permitted to be assigned under applicable law, all claims suits, causes of action and any other right of such Exiting Lender against any person, whether known or unknown, arising under or in connection with the Fifth Amended and Restated Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the forgoing (including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by such Exiting Lender), such that, after giving effect thereto, the outstanding principal amount of loans under the Fifth Amended and Restated Credit Agreement of each Exiting Lender shall be $0 and each of the Lenders shall hold Loans in an aggregate outstanding principal amount equal to the amount set forth opposite the name of each such Lender on Annex I attached hereto.

(d) The foregoing assignments, transfers and conveyances are without recourse to the Exiting Lenders and without any warranties whatsoever by the Exiting Lenders other than as set forth in Section 10.16(e) below or by the Administrative Agent.

(e) Each Exiting Lender represents and warrants to the Administrative Agent and each Lender that (i) it is the legal and beneficial owner of the loans under the Fifth Amended and Restated Credit Agreement and other rights and obligations assigned hereunder, free and clear of any adverse claim, (ii) it has the power and authority and the legal right to make, deliver and perform, and has taken all necessary action, to authorize the execution, delivery and performance of the Assignment and to fulfill its obligations under, and to consummate the transactions contemplated by, the Assignment, and no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection herewith or therewith; and (iii) this Agreement constitutes the legal, valid and binding obligation of such Exiting Lender. Each Lender (severally and not jointly) represents and warrants to the Administrative Agent, and each other Lender that (x) it has the power and authority and the legal right to make, deliver and perform, and has taken all necessary action, to authorize the execution, delivery and performance of this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement, and no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection herewith or therewith; and (y) this Agreement constitutes the legal, valid and binding obligation of such Lender. The Administrative Agent makes no representation or warranty to any Lender or assumes any responsibility to any Lender, and no Lender makes any representation or warranty to any other Lender or assumes any responsibility to any other Lender, in each case, with respect to the financial condition of Borrower or any of its Affiliates or the performance by Borrower or any of its Affiliates of their respective obligations under the Loan Documents or assumes any responsibility with respect to any statements, warranties or representations made Borrower or any of its Affiliates under or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document other than as expressly set forth above.

(f) Each Exiting Lender joins this Agreement solely for purposes of assigning its outstanding loans and other rights and obligations under the Fifth Amended and Restated Credit Agreement and the other Loan Documents (as defined in the Fifth Amended and Restated Credit Agreement) to the Lenders and making the representations and warranties applicable to it in this Section 10.16. Each of the parties hereto agrees that the Assignment shall be deemed to have occurred immediately prior to the implementation and effectiveness of this Agreement and that, accordingly, for purposes of determining that the requisite Lenders have approved this Agreement, each Exiting Lender shall in no event be a “Lender.”

(g) The Lenders hereby waive any requirements for notice of prepayment and the payment of any related prepayment penalties, minimum amounts of prepayments of Loans (as defined in the Fifth Amended and Restated Credit Agreement), ratable reductions of the commitments of the Lenders under the Fifth Amended and Restated Credit Agreement and ratable payments on account of the principal or interest of any Loan (as defined in the Fifth Amended and Restated Credit Agreement) under the Fifth Amended and Restated Credit Agreement to the extent such prepayment, reductions or payments are required pursuant thereto.

(h) The Lenders hereby confirm that, from and after the Effective Date, all participations of the Lenders in respect of Letters of Credit and Swingline Loans outstanding under the Fifth Amended and Restated Credit Agreement shall be reallocated to the Lenders so that the proportion of the Lenders’ outstanding Letters of Credit and Swingline Loans shall be in proportion to their respective Pro Rata Percentages.

(Signature Pages Follow)

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first written above.

REGENCY GAS SERVICES LP, as Borrower

By:	Regency OLP GP LLC, its General Partner

By:
Name:	Michael J. Bradley
Title:	President

REGENCY ENERGY PARTNERS LP, as Guarantor

By:	Regency GP LP, its General Partner

By: Regency GP LLC, its General Partner

By:
Name:	Michael J. Bradley
Title:	President and Chief Executive Officer

Signature Page – Sixth Amended and Restated Credit Agreement

CDM RESOURCE MANAGEMENT LLC
CDM RESOURCE MANAGEMENT I LLC
By: CDM Resource Management LLC, its Sole Member

FRONTSTREET HUGOTON LLC
GULF STATES TRANSMISSION LLC
REGENCY FIELD SERVICES LLC
REGENCY GAS UTILITY LLC
REGENCY HAYNESVILLE INTRASTATE GAS LLC
REGENCY LIQUIDS PIPELINE LLC
REGENCY MIDCONTINENT EXPRESS LLC
REGENCY MIDSTREAM LLC
REGENCY RANCH JV LLC
REGENCY TEXAS PIPELINE LLC
REGENCY WESTERN G&P LLC
WGP-KHC, LLC
By: FrontStreet Hugoton LLC, its Sole Member
ZEPHYR GAS SERVICES I LLC
ZEPHYR GAS SERVICES LLC, as Subsidiary Guarantors

By:	Regency Gas Services LP, its Sole Member
By: Regency OLP GP LLC, its General Partner

By:
Name:	Michael J. Bradley
Title:	President

PUEBLO MIDSTREAM GAS CORPORATION
PUEBLO HOLDINGS, INC., as Subsidiary Guarantors

By:
Name:	Michael J. Bradley
Title:	President

Signature Page – Sixth Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, a Lender, an Issuing Bank, and Swingline Lender

By:
Name:
Title:

Signature Page – Sixth Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender and an Issuing Bank

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND plc, as a Lender and an Issuing Bank

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender and an Issuing Bank

By:
Name:
Title:

BARCLAYS BANK PLC, as a Lender

By:
Name:
Title:

CITIBANK, N.A., as a Lender

By:
Name:
Title:

Signature Page – Sixth Amended and Restated Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:
Name:
Title:

SUNTRUST BANK, as a Lender

By:
Name:
Title:

NATIXIS, as a Lender

By:
Name:
Title:

ROYAL BANK OF CANADA, as a Lender

By:
Name:
Title:

COMPASS BANK, as a Lender

By:
Name:
Title:

Signature Page – Sixth Amended and Restated Credit Agreement

COMERICA BANK, as a Lender

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:
Name:
Title:

MORGAN STANLEY BANK, N.A., as a Lender

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as a Lender

By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as a Lender

By:
Name:
Title:

Signature Page – Sixth Amended and Restated Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

CAPITAL ONE, N.A., as a Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

CATERPILLAR FINANCIAL SERVICES CORPORATION, as an Exiting Lender

By:
Name:
Title:

RAYMOND JAMES BANK FSB, as an Exiting Lender

By:
Name:
Title:

Signature Page – Sixth Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as an Exiting Lender

By:
Name:
Title:

Signature Page – Sixth Amended and Restated Credit Agreement